As filed with the Securities and Exchange Commission on August 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JONES SODA CO.

(Exact name of registrant as specified in its charter)

Washington	2080	52-2336602
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4786 1st Avenue South, Suite 103

Seattle, Washington 98134

(206) 624-3357
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Knight

Chief Executive Officer

4786 1st Avenue South, Suite 103

Seattle, Washington 98134

(206) 624-3357

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Bond, Esq. Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, CA 90067 Telephone: (310) 228-3700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 23, 2024

Jones Soda Co.

17,155,400 Shares of Common Stock

This prospectus relates to the resale by certain selling shareholders of Jones Soda Co., a Washington corporation (the “Company”), identified in this prospectus of up to 17,155,400 shares (the “Resale Shares”) of the Company’s common stock, no par value, including 5,945,400 Resale Shares issuable upon exercise of outstanding warrants. All of the Resale Shares were purchased from the Company in a private placement transaction and are being offered for resale by the selling shareholders only.

The Resale Shares may be sold by the selling shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this prospectus.

The prices at which the selling shareholders may sell the Resale Shares will be determined by the prevailing market price for shares of the Company’s common stock or in privately negotiated transactions. The Company will not receive any proceeds from the sale of the Resale Shares by the selling shareholders.

The Company will bear all costs relating to the registration of the Resale Shares, other than any selling shareholder’s legal or accounting costs or commissions.

The Company’s common stock is presently listed on the Canadian Securities Exchange under the symbol “JSDA” quoted on the OTCQB under the symbol “JSDA.” The closing price of the Company’s common stock on August 22, 2024, as reported by the OTCQB was $0.38 per share.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2024.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as to any portion of any future report or document that is not deemed filed under such provisions:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024;

2.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 15, 2024 and August 14, 2024, respectively;

3.

The Company’s Current Reports on Form 8-K (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) filed with the SEC on March 18, 2024, May 17, 2024, May 23, 2024, July 16, 2024, July 23, 2024 ,August 1, 2024, and August 22, 2024;

4.	The Company’s definitive proxy statement on Schedule 14A for its 2024 Annual Meeting of Shareholders filed with the SEC on April 3, 2022; and

5.

The description of the Company’s common stock contained in the registration statement on Form 8-A filed with the SEC on May 7, 2002, as amended on March 20, 2003, including any amendments or reports filed with the SEC for the purposes of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (206) 624-3357 or by writing to us at the following address:

Jones Soda Co.

4786 1st Avenue South, Suite 103

Seattle, Washington 98134

Attention: Secretary

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Jones Soda,” “Jones” or “the Company” refer to Jones Soda Co., and its subsidiaries.

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute primarily in the United States and Canada through our network of independent distributors and directly to our national and regional retail accounts. We also sell products in select international markets. Our products are sold in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our direct store delivery (“DSD”) channel, and we refer to our national and regional accounts who receive shipments directly from us as our direct to retail (“DTR”) channel. We do not directly manufacture our products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various products online, including soda with customized labels, wearables, candy and other items, and we license our trademarks for use on products sold by other manufacturers. In addition, during 2022 we developed and began to license a THC infused cannabis products under the “Mary Jones” brand name.

Products

Our strategy is to continue to focus on our core brand, Jones Soda, while also investing in additional initiatives including fountain related beverages and the Mary Jones brand for cannabis infused sodas, edibles, and syrups. Our product line-up currently consists of the following:

Jones Soda

Jones Soda is our premium carbonated soft drink. We sell Jones Soda in premium glass bottles and cans, with labels featuring photos sent to us by our consumers. Over one million photos have been submitted to us. We believe this unique interaction with our consumers distinguishes our brand and offers a strong competitive advantage for Jones Soda. Additionally, we release various label campaigns that celebrate our consumers and the positive impact such consumers have on the world. Our products are made from high quality ingredients, including cane sugar and natural colors and flavors when possible. We also sell Jones Soda in more traditional flavors such as Cream Soda, Cola, Root Beer and Orange & Cream.

Fountain

Drawing inspiration from our traditional bottles, our fountain equipment and cups are branded with an engaging collage of consumer-submitted photos that are inspired by the business themes of our retail partners and the regions in which they are located. Our fountain offerings include traditional flavors such as Cane Sugar Cola, Sugar Free Cola, as well as cane sugar sweetened Ginger Ale, Orange & Cream, Root Beer and Lemon Lime. Rounding out the lineup are two of our most popular cane sugar flavors, Berry Lemonade and Green Apple. We have developed other products in select markets that include teas, lemonade, vitamin enhanced waters, hydration beverages, as well as naturally flavored sparkling waters.

We continue to see growing interest from larger quick service restaurants, corporate accounts, retailers, celebrity chefs and a variety of other outlets looking for differentiated offerings in their fountain soda. We feel that Jones on fountain enhances the consumer experience, while appealing to a broad demographic. We believe our national brand awareness and customer-centric approach make us unique compared to other craft soda competitors within this category.

Mary Jones

We currently market and license through indirect subsidiaries our Mary Jones brand in California and Washington. These licensed products include 10mg Cannabis-Infused sodas and 100mg cannabis-infused soda packaged in a 16oz, 10-serving can. The flavors of these beverages are based on the Jones Soda original flavors. Additionally, in February 2024 we received approval to operate in Ontario, Canada, and intend to launch in that province 10mg THC infused sodas in a variety of flavors. Manufacturing and distribution of Mary Jones products in Canada is intended to be done through Tilray Brands, Inc.   The new Mary Jones products continue Jones Soda's tradition of using photographs submitted by consumers on their bottle labels and printing quotes from fans under the bottle caps.

We currently intend to expand both the products offered under the Mary Jones brand as well as the number states and Canadian provinces we offer such cannabis infused products in.

Co-Brand and Private Label Products

From time to time, when opportunities meet our required financial and operational metrics, we utilize our industry expertise to provide private label products for customers. No material examples of this opportunity occurred in 2023.

Sparkling Beverage Industry

Our Jones Soda beverages are classified in the sparkling beverage category, which encompasses carbonated soft drinks (CSD) and craft sodas. According to a December 2022 special issue of Research and Markets, The World’s Largest Market Research Store, the size of the world's craft soda industry was estimated at $641.24 million in 2021, and it is anticipated to rise to $768.08 million by 2027. "Craft sodas" refers to sodas produced in smaller quantities and using more natural ingredients.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

●	Expand the Jones Soda glass bottle business in existing and new sales channels;

●	Expand our fountain program in the United States and Canada; and,

●	Grow the new Mary Jones brand of Tetrahydrocannabinol (THC) and cannabidiol (CBD)-infused beverages, edibles, and other related products as well as the number of states where such products are sold;

Risks Associated with Our Business

Our ability to execute on our business strategy is subject to a number of risks, which are discussed more fully in the section titled “Risk Factors.” Investors should carefully consider these risks before making an investment in our common stock. These risks include, among others, the following:

●	Our ability to successfully execute on our growth strategy and operating plans;

●	Our ability to continue to effectively utilize the proceeds from our financings completed in the third quarter of 2024;

●

Our ability to execute our plans to continue to license and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of this new product line;

●	Our ability to manage our operating expenses and generate cash flow from operations, along with our ability to secure additional financing if our sales goals take longer to achieve than anticipated;

●	Our ability to create and maintain brand name recognition and acceptance of our products, which is critical to our success in our competitive, brand-conscious industry;

●

Our ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally, including in the fountain business, particularly from other major beverage companies;

●	Entrance into and increased focus on the craft beverage segment by other major beverage companies;

●

Our ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes);

●	Our ability to successfully develop and launch new products that match consumer beverage trends, and to manage consumer response to such new products and new initiatives;

●	Our ability to maintain brand image and product quality and avoid risks from product issues such as product recalls;

●

Our ability to establish, maintain and expand distribution arrangements with independent distributors, retailers, brokers and national retail accounts, most of whom sell and distribute competing products, and upon whom we rely to employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products;

●	Our ability to manage our inventory levels and to predict the timing and amount of our sales;

●

Our reliance on third-party contract manufacturers of our products and the geographic locations of their facilities, which could make management of our distribution efforts inefficient or unprofitable;

●

Our ability to secure a continuous supply and availability of raw materials, as well as other factors that may adversely affect our supply chain, including increases in raw material costs, and the potential shortages of glass in the supply chain;

●	Our ability to source our flavors on acceptable terms from our key flavor suppliers;

●	Our ability to attract and retain key personnel, the loss of whom would directly affect our efficiency and operations and could materially impair our ability to execute our growth strategy;

●	Our ability to protect our trademarks and trade secrets, the failure of which may prevent us from successfully marketing our products and competing effectively;

●	Litigation or legal proceedings, which could expose us to significant liabilities and damage our reputation;

●	Our ability to comply with the many regulations to which our business is subject;

●	Our ability to maintain an effective information technology infrastructure;

●	Failures or security breaches of our information technology systems could disrupt our operations and negatively impact our business;

●	Fluctuations in fuel and freight costs;

●	Fluctuations in currency exchange rates, particularly between the United States and Canadian dollars;

●	Regional, national or global economic, political, social and other conditions that may adversely impact our business and results of operations;

●	Our ability to maintain effective disclosure controls and procedures and internal control over financial reporting;

●	Dilutive and other adverse effects on our existing shareholders and our stock price arising from future securities issuances; and

●

Our ability to access the capital markets for any future equity financing, and any actual or perceived limitations to our common stock by being traded on the OTCQB Marketplace and the Canadian Stock Exchange, including the level of trading activity, volatility or market liquidity.

Corporate Information

Our Company is a Washington corporation formed in 2000 as a successor to Urban Juice and Soda Company Ltd., a Canadian company formed in 1986. In November 2021, we incorporated Jones Soda Cannabis Inc., as a wholly-owned subsidiary of Jones Soda that will act as a holding company for our subsidiaries in each of the states in which we intend to operate our cannabis business. Our principal place of business is located at 4786 1st Avenue South, Suite 103, Seattle, Washington 98134, and our telephone number is (206) 624-3357. Our website address is www.jonessoda.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our common stock.

THE OFFERING

Common stock offered by selling shareholders:	17,155,400 shares of common stock, including 5,945,400 shares of the Company’s common stock issuable upon exercise of outstanding warrants.

Offering price:	Market price or privately negotiated prices.

Common stock outstanding after the offering:	115,168,173

Use of proceeds:	We will not receive any proceeds from the sale of the Resale Shares by the selling shareholders.

Risk factors:

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 9.

OTCQB Symbol:	JSDA

The number of shares of common stock to be outstanding immediately after this offering is based on 115,168,173 shares of common stock outstanding as of August 21, 2024 and excludes:

●	1,398,979 shares of common stock issuable upon the vesting of outstanding restricted stock units;

●	5,945,400 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.50 per share;

●	13,037,772 shares of common stock issuable upon exercise of options with a weighted average exercise price of $0.40 per share;

●	7,120,555 shares of common stock reserved for future issuance under our 2022 Omnibus Equity Incentive Plan.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before deciding whether to purchase our common stock, investors should carefully consider the risks described below, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC. Our business, financial condition, operating results and prospects are subject to the following material risks as well as those material risks incorporated by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and our shareholders may lose all or part of their investment in the shares of our common stock.

Risks Related to our Financial Condition and Capital Requirements

We have experienced recurring losses from operations and negative cash flows from operating activities

We have experienced recurring losses from operations and negative cash flows from operating activities. We incurred a net loss of $4.9 million for the year ended December 31, 2023. Our accumulated deficit increased to $83.1 million as of December 31, 2023 compared to the prior year’s deficit of $78.2 million.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and possible future losses have had an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not increase as expected, we may continue to generate operating losses for the foreseeable future. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

If we are not able to successfully execute on our future operating plans, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is critical that we meet our sales goals and increase sales revenues going forward as our operating plan already reflects prior significant cost containment measures, and we believe any further significant cost reductions could harm our operations. If we do not meet our sales revenue goals, our available cash and working capital will decrease and our financial condition will be negatively impacted.

We may need additional financing in the future, which may not be available when needed or may be costly and dilutive.

We may require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our sales revenue goals and otherwise successfully execute our operating plan. We believe it is imperative that we meet our annual sales revenue objectives in order to lessen our reliance on external financing in the future. We intend to continually monitor and adjust our operating plan as necessary to respond to developments in our business, our markets and the broader economy. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Moreover, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in the best interest of the Company and our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible when needed.

Risk Factors Relating to Our Current Brand and Beverage Industry

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our target market, trendy, young consumers looking for a distinctive tonality in their beverage choices. In addition, our business depends on acceptance by our independent distributors and retailers of our brands as beverage brands that have the potential to provide incremental sales growth. If we are not successful in the revitalization and growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our Jones Soda brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brand and image are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success depends on our ability to maintain brand image for our existing products and effectively build up brand image for new products and brand extensions. We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and image of the affected brands and could cause consumers to choose other products. Our brand image can also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

Competition from traditional and large, well-financed non-alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all non-alcoholic beverages, most of which are marketed by companies with substantially greater financial resources than ours. Some of these competitors are placing severe pressure on independent distributors not to carry competitive sparkling brands such as ours. We also compete with regional beverage producers and “private label” soft drink suppliers.

Our direct competitors in the sparkling beverage category include traditional large beverage companies and distributors, and regional premium soft drink companies. These national and international competitors have advantages such as lower production costs, larger marketing budgets, greater financial and other resources and more developed and extensive distribution networks than ours. We may not be able to grow our volumes or maintain our selling prices, whether in existing markets or as we enter new markets.

Increased competitor consolidations, market-place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands.  We may not be successful in doing this, or it may take us longer than anticipated to achieve market acceptance of these new products and brands, if at all. Other companies may be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue developing new products to satisfy the changing preferences of consumers will determine our long-term success.

Failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet the changing preferences of consumers could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary and consumer preferences and loyalties change over time. Although we try to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Consumer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by the negative publicity associated with these issues. If we do not adequately anticipate or adjust to respond to these and other changes in consumer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

We may experience a reduced demand for some of our products due to health concerns (including obesity) and legislative initiatives against sweetened beverages.

Consumers are concerned about health and wellness; public health officials and government officials are increasingly vocal about obesity and its consequences. There has been a trend among some public health advocates and dietary guidelines to recommend a reduction in sweetened beverages, as well as increased public scrutiny, new taxes on sugar-sweetened beverages (as described below), and additional governmental regulations concerning the marketing and labeling/packing of the beverage industry. Additional or revised regulatory requirements, whether labeling, tax or otherwise, could have a material adverse effect on our financial condition and results of operations. Further, increasing public concern with respect to sweetened beverages could reduce demand for our beverages and increase desire for more low-calorie soft drinks, water, enhanced water, coffee-flavored beverages, tea, and beverages with natural sweeteners. We are continuously working to reduce calories and sugar in our Jones Cane Sugar products while launching additional products, to pair with existing brand extensions such as Jones Sugar Free that round out our diversified portfolio.

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state and local governments in the United States, or other countries in which we operate could cause consumers to shift away from purchasing our beverages. Several municipalities in the United States have implemented or are considering implementing taxes on the sale of certain “sugared” beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters to help fund various initiatives. These taxes could materially affect our business and financial results.

Risk Factors Relating to the Cannabis Industry

Our plans to expand our cannabis operations may not be successful, which would have an adverse impact on our business, financial condition and results of operations.

Our strategy for growth in the cannabis industry is dependent on, among other things, our ability to partner with local licensed cannabis manufacturers to launch and market THC/CBD-infused and/or cannabis-infused beverages, tinctures, edibles and other products in various states. Although we intend to devote significant financial and other resources to expand our business to the production of cannabis-containing beverages and related products, these efforts may not be commercially successful or achieve the desired results. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of the cannabis industry and successfully identify, develop, market and sell new or improved products and services in this changing marketplace. Our inability to successfully implement our cannabis strategy could have a material adverse effect on our business, financial condition and results of operations.

Companies that operate in the cannabis industry face unique and evolving risks.

If we expand our business to the production or sale of cannabis containing beverages, edibles and related products as currently planned, we and our operations may be adversely affected by the risks faced by companies operating in the cannabis industry, including but not limited to, the following:

Marijuana remains illegal under United States federal law

Marijuana is a Schedule-I controlled substance under the Controlled Substances Act, or CSA, and is illegal under federal law. It remains illegal under United States federal law to grow, cultivate, sell or possess marijuana for any purpose or to assist or conspire with those who do so. Additionally, 21 U.S.C. 856 a.1. states that it shall be unlawful to “knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance.” Even in those states in which the use of marijuana has been authorized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana is not preempted by state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely adversely affect demands for any cannabis products we develop.

Uncertainty of federal enforcement

On January 4, 2018, former Attorney General Sessions rescinded the previously issued memoranda (known as the Cole Memorandum) from the DOJ that had de-prioritized the enforcement of federal law against marijuana users and businesses that comply with state marijuana laws, adding uncertainty to the question of how the federal government will choose to enforce federal laws regarding marijuana. Former Attorney General Sessions issued a memorandum to all United States Attorneys in which the DOJ affirmatively rescinded the previous guidance as to marijuana enforcement, calling such guidance “unnecessary.” This one-page memorandum was vague in nature, stating that federal prosecutors should use established principles in setting their law enforcement priorities. Under previous administrations, the DOJ indicated that those users and suppliers of medical marijuana who complied with state laws, which required compliance with certain criteria, would not be prosecuted. On November 7, 2018, Jeff Sessions resigned from his position as Attorney General. The current Attorney General, Merrick Garland, has not indicated any change in enforcement priority for state-compliant marijuana businesses, however, substantial uncertainty regarding federal enforcement remains. Most recently, President Biden announced pardons for persons convicted for simple cannabis possession under federal law and indicated policy priorities geared toward cannabis reform.  Regardless, the federal government has always reserved the right to enforce federal law regarding the sale and disbursement of medical or recreational marijuana, even if state law sanctioned such sale and disbursement. Although the rescission of the Cole Memorandum does not necessarily indicate that marijuana industry prosecutions are now affirmatively a priority for the DOJ, there can be no assurance that the federal government will not enforce such laws in the future. Likewise, although President Biden has made policy directive encouraging reform by states and federal agencies, those statements have not changed the underlying applicable federal law. As a result, it is now unclear if the DOJ will seek to enforce the CSA against those users and suppliers who comply with state marijuana laws.

In 2014, Congress passed a spending bill, or the 2015 Appropriations Bill, containing a provision, or the Appropriations Rider, blocking federal funds and resources allocated under the 2015 Appropriations Bill from being used to “prevent such States from implementing their own State medical marijuana law.” The Appropriations Rider provided a budgetary constraint on the federal government from interfering with the ability of states to administer their medical marijuana laws, although it did not codify federal protections for medical marijuana patients and producers. Moreover, despite the Appropriations Rider, the DOJ maintains that it can still prosecute violations of the federal marijuana ban and continue cases already in the courts. However, the Ninth Circuit Court of Appeals and other courts have interpreted the language to mean that the DOL cannot prosecute medical marijuana operators complying strictly with state medical marijuana laws. Additionally, the Appropriations Rider must be re-enacted every year. The Appropriations Rider was renewed on December 20, 2019 through the signing of the fiscal year 2020 omnibus spending bill, effective through September 30, 2020, continued re-authorization of the Appropriations Rider cannot be guaranteed. Subsequently, the Appropriations Rider was extended through a series of stopgap spending bills on October 1, December 11, December 18, December 20 and December 22, 2020.  On December 27, 2020 the Appropriations Rider was included in the fiscal year 2021 omnibus spending bill and remained in effect through September 30, 2021.

Despite the rescission of the Cole Memorandum, the Department of the Treasury, Financial Crimes Enforcement Network, has not rescinded the “FinCEN Memo” dated February 14, 2014, which de-prioritizes enforcement of the Bank Secrecy Act against financial institutions and marijuana-related businesses which utilize them. This memo appears to be a standalone document and is presumptively still in effect. At any time, however, the Department of the Treasury, Financial Crimes Enforcement Network, could elect to rescind the FinCEN Memo. This would make it more difficult for us and our clients and potential clients to access the U.S. banking systems and conduct financial transactions, which would adversely affect our operations.

We could become subject to racketeering laws

The Racketeer Influenced Corrupt Organizations Act (“RICO”) is a federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity (which includes most felonious violations of the CSA), to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise which is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Although RICO suits against the cannabis industry are rare, a few cannabis businesses have been subject to a civil RICO action. Any violation of RICO could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens or criminal charges, including but not limited to, seizure of assets, disgorgement of profits, cessation of our business activities or divestiture.

Banking regulations could limit access to banking services and expose us to risk

In February 2014, the FCEN of the U.S. Department of the Treasury issued the FCEN Memo. The FCEN Memo states that in some circumstances, it may not be appropriate to prosecute banks that provide services to marijuana-related businesses for violations of federal money laundering laws. It refers to supplementary guidance that Deputy Attorney General Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the CSA. It is unclear at this time whether the current administration will follow the guidelines of the FCEN Memo. Under U.S. federal law, banks or other financial institutions that provide a cannabis-related business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering, aiding and abetting, or conspiracy. As a result, any cannabis operations we develop may have the effect of limiting our access to banking or other financial services in the United States. The inability or limitation on our ability to open or maintain bank accounts in the United States, to obtain other banking services and/or accept credit card and debit card payments may make it difficult to operate and conduct our business. Although multiple legislative reforms related to cannabis and cannabis-related banking are currently being considered by the federal government in the United States, such as the Strengthening the Tenth Amendment Through Entrusting States Act, the Marijuana Opportunity, Reinvestment and Expungement Act and the Secure and Fair Enforcement Banking Act, there can be no assurance that any of these pieces of legislation will become law in the United States.

Further legislative development beneficial to our operations is not guaranteed

The success of our planned business expansion into cannabis products will depend on the continued development of the cannabis industry and the activity of commercial business and government regulatory agencies within the industry. The continued development of the cannabis industry is dependent upon continued legislative and regulatory authorization of cannabis at the state level and a continued laissez-faire approach by federal enforcement agencies. Any number of factors could slow or halt progress in this area. Further regulatory progress beneficial to the industry cannot be assured. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process, including election results, scientific findings or general public events. Any one of these factors could slow or halt progressive legislation relating to cannabis and the current tolerance for the use of cannabis by consumers, which could adversely affect the demand for our product and operations.

Changing legislation and evolving interpretations of the law

Laws and regulations affecting the medical and adult-use marijuana industry are constantly changing, which could detrimentally affect our planned cannabis operations. Local, state, and federal marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with modification of operations to ensure compliance. In addition, violations of these laws, or allegations of such violations, could disrupt our planned cannabis business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our operations.

Dependence on client licensing

Our planned cannabis business will be dependent on us obtaining or partnering on various licenses from various municipalities and state licensing agencies. There can be no assurance that any or all licenses necessary for us to operate our planned cannabis businesses will be obtained, retained or renewed. If a licensing body were to determine that we had violated applicable rules and regulations, there is a risk the license granted to us could be revoked, which could adversely affect our operations.

Insurance risks

In the United States, many marijuana-related businesses are subject to a lack of adequate insurance coverage. In addition, many insurance companies may deny claims for any loss relating to marijuana or marijuana-related operations based on their illegality under federal law, noting that a contract for an illegal transaction is unenforceable.

The cannabis industry is an evolving industry and we must anticipate and respond to changes.

The cannabis industry is not yet well-developed, and many aspects of this industry’s development and evolution cannot be accurately predicted. While we have attempted to identify any risks specific to the cannabis industry that would be applicable to our planned cannabis operations, you should carefully consider that there are other risks that cannot be foreseen or are not described in this report, which could materially and adversely affect the development of our cannabis business and our future financial performance. We expect that the cannabis market and our business will evolve in ways that are difficult to predict. Our long-term success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to successfully adapt to changes in the cannabis industry, our operations could be adversely affected.

Risk Factors Relating to Our Business Operations and Financial Results

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other beverage companies who have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

●	the level of demand for our brands and products in a particular distribution area;

●	our ability to price our products at levels competitive with those of competing products; and

●	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

We incur significant time and expense in attracting and maintaining key distributors.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from some of our distributors. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

If we lose any of our key distributors or national retail accounts, our financial condition and results of operations could be adversely affected.

We continually seek to expand and upgrade our distributor network, DTR accounts and national retail relationships. However, we may not be able to maintain our key distributor base. The loss of any of our key distributors or national accounts would have a material adverse effect on our revenues, liquidity and financial results, could negatively impact our ability to retain our relationships with our other distributors and our ability to expand our market, and would place increased dependence on our other independent distributors and national accounts.

Our recent decision to cease utilizing our top independent distributor may negatively impact our financial results.

We recently decided to switch independent distributors from Lassonde to Dot Foods Canada. For the year ended December 31, 2023, Lassonde was our top distributor as approximately 17% of our sales revenue during 2023 came from product distributed by Lassonde. There is no guarantee that Dot Foods Canada will be able to generate at least the same amount of revenue for us as Lassonde previously did, and if our revenues decline in 2023, our overall financial results will be negatively impacted.

It is difficult to predict the timing and amount of our sales because our distributors are not required to place minimum orders with us.

Our independent distributors and national accounts are not required to place minimum monthly or annual orders for our products. In order to reduce their inventory costs, independent distributors typically order products from us on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and national partners, may make orders that are larger than we have historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

If we fail to maintain relationships with our independent contract manufacturers, our business could be harmed.

We do not manufacture our products but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We do not own the plants or the majority of the equipment required to manufacture and package our beverage products, and we do not anticipate bringing the manufacturing process in-house in the future. Our ability to maintain effective relationships with contract manufacturers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the success of our operations within each distribution area. Competition for contract manufacturers’ business is intense, especially in the western United States, and this could make it more difficult for us to obtain new or replacement manufacturers, or to locate back-up manufacturers, in our various distribution areas, and could also affect the economic terms of our agreements with our existing manufacturers. We may not be able to maintain our relationships with current contract manufacturers or establish satisfactory relationships with new or replacement contract manufacturers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract manufacturers for a distribution area could increase our manufacturing costs and thereby materially reduce gross profits from the sale of our products in that area. Poor relations with any of our contract manufacturers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition. In addition, our agreements with our contract manufacturers are terminable at any time, and any such termination could disrupt our ability to deliver products to our customers.

Our dependence on independent contract manufacturers could make management of our manufacturing and distribution efforts inefficient or unprofitable.

We are expected to arrange for our contract manufacturing needs sufficiently in advance of anticipated requirements, which is customary in the contract manufacturing industry for comparably sized companies. Based on the cost structure and forecasted demand for the particular geographic area where our contract manufacturers are located, we continually evaluate which of our contract manufacturers to use. To the extent demand for our products exceeds available inventory or the production capacity of our contract manufacturing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more product inventory than warranted by the actual demand for it, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract manufacturing requirements and our inventory levels may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse effect on our ability to maintain effective relationships with those distributors and key accounts.

Increases in costs or shortages of raw materials could harm our business and financial results.

The principal raw materials we use include glass bottles, aluminum cans, labels and cardboard cartons, aluminum closures, flavorings, sucrose/inverted pure cane sugar and sucralose. In addition, certain of our contract manufacturing arrangements allow such contract manufacturers to increase their charges to us based on their own cost increases. These manufacturing and ingredient costs are subject to fluctuation. Substantial increases in the prices of our ingredients, raw materials and packaging materials, to the extent that they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. If our supply of these raw materials is impaired or if prices increase significantly, it could affect the affordability of our products and reduce sales.

The beverage industry has experienced increased prices for glass bottles over the last several years and the availability of glass supply diminished for companies not under contract. Our fixed-price purchase commitment for glass, which helps mitigate the risk of unexpected price increases, expires at the end of 2025. The prices of any of the above or any other raw materials or ingredients may continue to rise in the future. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers, which could have a material adverse effect on our business and financial results.

If we are unable to secure sufficient ingredients or raw materials including glass, sugar, and other key supplies, we might not be able to satisfy demand on a short-term basis. Moreover, in the past there have been industry-wide shortages of certain concentrates, supplements and sweeteners and these shortages could occur again from time to time in the future, which could interfere with and delay production of our products and could have a material adverse effect on our business and financial results.

In addition, suppliers could fail to provide ingredients or raw materials on a timely basis, or fail to meet our performance expectations, for a number of reasons, including, for example, disruption to the global supply chain as a result of pandemics, which could cause a serious disruption to our business, increase our costs, decrease our operating efficiencies and have a material adverse effect on our business, results of operations and financial condition.

Increases in costs of energy and increased regulations may have an adverse impact on our gross margin.

Over the past few years, volatility in the global oil markets has resulted in high fuel prices, which many shipping companies have passed on to their customers by way of higher base pricing and increased fuel surcharges. If fuel prices increase, we expect to experience higher shipping rates and fuel surcharges, as well as energy surcharges on our raw materials. It is hard to predict what will happen in the fuel markets in 2024 and beyond. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers.

Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as influenza and other pandemics, labor strikes or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

We rely upon our ongoing relationships with our key flavor suppliers. If we are unable to source our flavors on acceptable terms from our key suppliers, we could suffer disruptions in our business.

We currently purchase our flavor concentrate from various flavor concentrate suppliers, and continually develop other sources of flavor concentrate for each of our products. Generally, flavor suppliers hold the proprietary rights to their flavors. Although we have the exclusive rights to flavor concentrates developed with our current flavor concentrate suppliers, we do not have the list of ingredients or formulas for our flavors and concentrates. Consequently, we may be unable to obtain these same flavors or concentrates from alternative suppliers on short notice. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

To the extent we experience management turnover, our operations, financial condition and employee morale could be negatively impacted. In addition, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer.

If we lose the services of our Chief Executive Officer, our operations could be disrupted and our business could be harmed.

Our business plan relies significantly on the continued services of David Knight, who we hired as our Chief Executive Officer and President in June of 2023. If we were to lose the services of Mr. Knight, our ability to execute our business plan could be materially impaired. We are not aware of any facts or circumstances that suggest he might leave us.

Our Chief Operating Operator has resigned effective March 12, 2024 which could result in a disruption in our operations or harm to our business.

Eric Chastain, our Chief Operating Officer and President of Jones Soda Beverage Division, who was appointed as our Chief Operating Officer effective June 2014 and was with the Company for 22 years resigned effective March 12, 2024. Our ability to execute our business plan could be materially impaired due to this.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights, licenses and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success, and we actively pursue the registration of our trademarks in the United States, Canada and internationally. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

As part of the licensing strategy of our brands, we enter into licensing agreements under which we grant our licensing partners certain rights to use our trademarks and other designs. Although our agreements require that the use of our trademarks and designs is subject to our control and approval, any breach of these provisions, or any other action by any of our licensing partners that is harmful to our brands, goodwill and overall image, could have a material adverse impact on our business.

If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

We could be exposed to product liability claims.

Although we have product liability and basic recall insurance, insurance coverage may not be sufficient to cover all product liability claims that may arise. To the extent our product liability coverage is insufficient, a product liability claim would likely have a material adverse effect upon our financial condition. In addition, any product liability claim brought against us may materially damage the reputation and brand image of our products and business.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined, or production may be stopped, which would adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we cannot anticipate whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain of our products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products. In California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our beverages produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

On March 25, 2024, our indirect wholly owned subsidiary, Mary Jones Michigan LLC, received a Notice of Claims for arbitration from Core Manufacturing, LLC (“Core”), who claimed that the Company was in breach of its commitments under the agreement between the Company and Core. Core is seeking, amongst other damages, the enforcement of the break-up fee provision in such agreement, which they calculate to be $7,220,357. Although we dispute the allegations made by Core and intend to defend ourselves vigorously in this matter, there are no assurances that we will be successful in the arbitration proceeding and if we are found liable for all or a substantial portion of the amount of damages Core is seeking, our financial position would be significantly impaired.

We may also become party to other litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

We are subject to risks inherent in sales of products in international markets.

Our operations outside of the United States, contribute to our revenue and profitability, and we believe that developing and emerging markets could present future growth opportunities for us. However, there can be no assurance that existing or new products that we manufacture, distribute or sell will be accepted or be successful in any particular foreign market, due to local or global competition, product price, cultural differences, consumer preferences or otherwise. There are many factors that could adversely affect demand for our products in foreign markets, including our inability to attract and maintain key distributors in these markets; volatility in the economic growth of certain of these markets; changes in economic, political or social conditions, the status and renegotiations of the North American Free Trade Agreement, imposition of new or increased labeling, product or production requirements, or other legal restrictions; restrictions on the import or export of our products or ingredients or substances used in our products; inflationary currency, devaluation or fluctuation; increased costs of doing business due to compliance with complex foreign and U.S. laws and regulations. If we are unable to effectively operate or manage the risks associated with operating in international markets, our business, financial condition or results of operations could be adversely affected.

Climate change may negatively affect our business.

There is growing concern that a gradual increase in global average temperatures may cause an adverse change in weather patterns around the globe resulting in an increase in the frequency and severity of natural disasters. While warmer weather has historically been associated with increased sales of our products, changing weather patterns could have a negative impact on agricultural productivity, which may limit availability or increase the cost of certain key ingredients such as sugar cane, natural flavors and supplements used in our products. Also, increased frequency or duration of extreme weather conditions may disrupt the productivity of the facilities that produce our products, the operation of our supply chain or impact demand for our products. In addition, the increasing concern over climate change may result in more regional, federal and global legal and regulatory requirements and could result in increased production, transportation and raw material costs. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (IT) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Our results of operations may fluctuate from quarter to quarter for many reasons, including seasonality.

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Timing of customer purchases will vary each year and sales can be expected to shift from one quarter to another. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

In addition, our operating results may fluctuate due to a number of other factors including, but not limited to:

●

Our ability to maintain, develop and expand distribution channels for current and new products, develop favorable arrangements with third party distributors of our products and minimize or reduce issues associated with engaging new distributors and retailers, including, but not limited to, transition costs and expenses and down time resulting from the initial deployment of our products in each new distributor’s network;

●

Unilateral decisions by distributors, grocery store chains, specialty chain stores, club stores, mass merchandisers and other customers to discontinue carrying all or any of our products that they are carrying at any time;

●	Our ability to maintain, develop and expand our direct-to-retail sales channels and national retail accounts, as well as our “myJones” business;

●

Our ability to manage our resources to sufficiently support general operating activities, promotion allowances and slotting fees, promotion and selling activities, and capital expansion, and our ability to sustain profitability;

●	Our ability to meet the competitive response by much larger, well-funded and established companies currently operating in the beverage industry, as we introduce new competitive products; and

●	Competitive products and pricing pressures and our ability to gain or maintain share of sales in the marketplace as a result of actions by competitors.

Due to these and other factors, our results of operations have fluctuated from period to period and may continue to do so in the future, which could cause our operating results in a particular quarter to fail to meet market expectations.

Our business and periodic financial results can be affected by currency rate fluctuations, because a significant percentage of our business is in Canada.

A significant percentage of our sales are conducted through our Canadian subsidiary, for which we receive revenues in the Canadian dollar. In addition, a significant percentage of our costs of goods are denominated in the Canadian dollar, due to our co-packing facility in Canada. Because of this we are affected by changes in U.S. exchange rates with the Canadian dollar.

In preparing our consolidated financial statements, certain financial information is required to be translated from the Canadian dollar to the U.S. dollar. The translation of our Canadian revenues, cash and other assets is adversely affected when the United States dollar strengthens against the Canadian dollar and is positively affected when the U.S. dollar weakens. Similarly, translation of our Canadian expenses and liabilities is positively affected when the U.S. dollar strengthens against the Canadian dollar and adversely affected when the U.S. dollar weakens. This exposure to foreign currency risk could significantly affect our revenues and profitability from our Canadian operations and could result in significant fluctuations to our periodic income statements and consolidated balance sheets.

Throughout 2023, the U.S. dollar’s strength fluctuated significantly in comparison to the Canadian dollar. As of February 9, 2023, the Canadian dollar exchange rate for one U.S. dollar was equal to $0.74, $0.76 as of December 31, 2023 but $0.74 as of December 31, 2022. We cannot predict future changes in these exchange rates. We do not engage in foreign currency hedging transactions.

Changes in our effective tax rate may impact our results of operations.

We are subject to taxes in the U.S. and other jurisdictions. Tax rates in these jurisdictions may be subject to significant change due to economic and/or political conditions. A number of other factors may also impact our future effective tax rate including:

●	the jurisdictions in which profits are determined to be earned and taxed;

●	the resolution of issues arising from tax audits with various tax authorities;

●	changes in valuation of our deferred tax assets and liabilities;

●	increases in expenses not deductible for tax purposes, including write-offs of acquired intangibles and impairment of goodwill in connection with acquisitions;

●	changes in availability of tax credits, tax holidays, and tax deductions;

●	changes in share-based compensation; and

●	changes in tax laws or the interpretation of such tax laws and changes in generally accepted accounting principles.

Any material increase in the taxes we owe could materially impact our financial results and results of operations.

Global economic, political, social and other conditions, including the possible pandemics, may continue to adversely impact our business and results of operations.

The beverage industry, and particularly those companies selling premium beverages like us, can be affected by macro-economic factors, including changes in national, regional, and local economic conditions, unemployment levels and consumer spending patterns, which together may impact the willingness of consumers to purchase our products as they adjust their discretionary spending. Adverse economic conditions may adversely affect the ability of our distributors to obtain the credit necessary to fund their working capital needs, which could negatively impact their ability or desire to continue to purchase products from us in the same frequencies and volumes as they have done in the past. If we experience similar adverse economic conditions in the future, sales of our products could be adversely affected, collectability of accounts receivable may be compromised and we may face obsolescence issues with our inventory, any of which could have a material adverse impact on our operating results and financial condition.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The United States generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to maintain effective disclosure controls and procedures and internal control over financial reporting, our stock price and investor confidence could be materially and adversely affected.

We are required to maintain both disclosure controls and procedures and internal control over financial reporting that are effective. Because of their inherent limitations, internal control over financial reporting, however well designed and operated, can only provide reasonable, and not absolute, assurance that the controls will prevent or detect misstatements. Because of these and other inherent limitations of control systems, there is only the reasonable assurance that our controls will succeed in achieving their goals under all potential future conditions. The failure of controls by design deficiencies or absence of adequate controls could result in a material adverse effect on our business and financial results, which could also negatively impact our stock price and investor confidence.

Risk Factors Related to Our Common Stock

The price of our common stock may be volatile, and a shareholder’s investment in our common stock could suffer a decline in value.

There has been significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. In addition, factors such as quarterly variations in our operating results, our issuance of new securities, announcements about company developments and initiatives, litigation involving us, general trends relating to the beverage industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control, could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. If we are unable to raise the funds required for all of our planned operations and key initiatives, we may be forced to allocate funds from other planned uses, which may negatively impact our business and operations, including our ability to develop new products and continue our current operations.

Any future equity or debt issuances by us may have dilutive or adverse effects on our existing shareholders.

From time to time, we may issue additional shares of common stock or convertible securities. The issuance of these securities could dilute our shareholders’ ownership in our company and may include terms that give new investors rights that are superior to those of our current shareholders. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on our shareholders’ ownership interest, which could cause the market price of our common stock to decline.

Our common stock is traded on the OTCQB Marketplace and the Canadian Stock Exchange, which may have an unfavorable impact on our stock price and liquidity.

Our stock is traded on the OTCQB Marketplace in the United States and the Canadian Stock Exchange (“CSE”) in Canada. The OTCQB and CSE are significantly more limited markets than the United States national securities exchanges such as the New York Stock Exchange, or Nasdaq and there are lower financial or qualitative standards that a company must meet to be listed on the OTCQB and CSE. Trading in our common stock on each of the OTCQB and the CSE may be subject to abuses, volatility and shorting, which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. The Financial Industry Regulatory Authority (“FINRA”), which has jurisdiction over the OTCQB, has adopted rules that require a broker-dealer to have reasonable grounds for believing an investment is suitable for that customer when recommending an investment to a customer. FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for some customers and may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may result in a limited ability to buy and sell our stock. We currently do not meet applicable listing standards of a market senior to the OTC in the United States and we may never apply or qualify for future listing on Nasdaq or a senior market.

We do not intend to pay any cash dividends on our shares of common stock in the near future, so our shareholders will not be able to receive a return on their shares unless they sell their shares.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell such shares.

Anti-takeover provisions in our charter documents and under Washington law could make an acquisition of us, which may be beneficial to our shareholders, difficult and prevent attempts by our shareholders to replace or remove our current management.

Provisions in our articles of incorporation and bylaws and under Washington law may delay or prevent an acquisition of us or a change in our management. These provisions include a prohibition on shareholder actions by less than unanimous written consent, limitations on the ability of shareholders to call a special meeting of shareholders and advance notice procedures with respect to the nomination of candidates for election as directors. In addition, because we are incorporated in Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which, among other things, restricts the ability of shareholders owning 10% or more of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

In particular, our business, including our financial condition and results of operations may be impacted by a number of factors, including, but not limited to, the following:

●	Our ability to successfully execute on our growth strategy and operating plans;

●	Our ability to continue to effectively utilize the proceeds from our financings completed during the first half of 2022;

●

Our ability to execute our plans to continue to license and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of this new product line;

●	Our ability to manage our operating expenses and generate cash flow from operations, along with our ability to secure additional financing if our sales goals take longer to achieve than anticipated;

●	Our ability to create and maintain brand name recognition and acceptance of our products, which is critical to our success in our competitive, brand-conscious industry;

●

Our ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally, including in the fountain business, particularly from other major beverage companies;

●	Entrance into and increased focus on the craft beverage segment by other major beverage companies;

●

Our ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes);

●	Our ability to successfully develop and launch new products that match consumer beverage trends, and to manage consumer response to such new products and new initiatives;

●	Our ability to maintain brand image and product quality and avoid risks from product issues such as product recalls;

●

Our ability to establish, maintain and expand distribution arrangements with independent distributors, retailers, brokers and national retail accounts, most of whom sell and distribute competing products, and upon whom we rely to employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products;

●	Our ability to manage our inventory levels and to predict the timing and amount of our sales;

●

Our reliance on third-party contract manufacturers of our products and the geographic locations of their facilities, which could make management of our distribution efforts inefficient or unprofitable;

●

Our ability to secure a continuous supply and availability of raw materials, as well as other factors that may adversely affect our supply chain, including increases in raw material costs, and the potential shortages of glass in the supply chain;

●	Our ability to source our flavors on acceptable terms from our key flavor suppliers;

●	Our ability to attract and retain key personnel, the loss of whom would directly affect our efficiency and operations and could materially impair our ability to execute our growth strategy;

●	Our ability to protect our trademarks and trade secrets, the failure of which may prevent us from successfully marketing our products and competing effectively;

●	Litigation or legal proceedings, which could expose us to significant liabilities and damage our reputation;

●	Our ability to comply with the many regulations to which our business is subject;

●	Our ability to maintain an effective information technology infrastructure;

●	Our ability to comply with applicable regulatory requirements and effectively address investigations and administrative actions by government regulators with jurisdiction over our Mary Jones business;

●	Failures or security breaches of our information technology systems could disrupt our operations and negatively impact our business;

●	Fluctuations in fuel and freight costs;

●	Fluctuations in currency exchange rates, particularly between the United States and Canadian dollars;

●	Regional, national or global economic, political, social and other conditions that may adversely impact our business and results of operations;

●	Our ability to maintain effective disclosure controls and procedures and internal control over financial reporting;

●	Dilutive and other adverse effects on our existing shareholders and our stock price arising from future securities issuances; and

●

Our ability to access the capital markets for any future equity financing, and any actual or perceived limitations to our common stock by being traded on the OTCQB Marketplace and the Canadian Stock Exchange, including the level of trading activity, volatility or market liquidity.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the Resale Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Resale Shares by the selling shareholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock currently trades on the OTCQB Marketplace in the United States under the symbol “JSDA” and on the Canadian Securities Exchange in Canada under the symbol “JSDA.”

Shareholders

As of August 21, 2024, there were 115,168,173 shares of common stock issued and outstanding, held by approximately 252 holders of record, although there are a much larger number of beneficial owners.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holder	11,407,722	$0.26	6,330,250
Equity compensation plans not approved by security holder	-	-	-
Total	11,407,722	$0.26	6,330,250

DIVIDEND POLICY

We have not paid any dividends on our shares of common stock, and we do not anticipate paying any dividends in the foreseeable future. We intend to retain any future earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board of Directors deems relevant.

SELLING SHAREHOLDERS

On July 26, 2024, the Company closed the first tranche of its previously announced private placement offering of units of the Company composed of: (i) one (1) share of common stock in the capital of the Company; and (ii) one‐half (1/2) of one detachable share purchase warrant for aggregate gross proceeds of $3,013,960 (the “Offering”). 7,535,000 Units consisting of 7,535,000 shares of the company’s common stock and 3,767,500 shares of the Company’s common stock issuable upon the exercise of warrants were issued in the first tranche of the Offering. On July 31, 2024, the Company closed the second tranche of the Offering where 1,600,000 Units, consisting of 1,600,000 shares of the Company’s common stock and 800,000 shares of the Company’s common stock issuable upon the exercise of warrants were issued for aggregate gross proceeds of $640,000. On August 21, 2024, the Company closed the third and final tranche of the Offering where 1,875,000 Units, consisting of 1,875,000 shares of the Company’s common stock and 937,500 shares of the Company’s common stock issuable upon the exercise of warrants were issued for aggregate gross proceeds of $750,000, consisting of $500,000 in cash. In connection with the Offering, the Company issued to Dominari Securities LLC, who acted as exclusive placement agent for the Offering, an aggregate of 440,400 Warrants as compensation for services rendered in the Offering. The Company also issued on September 15, 2023, 200,000 shares of the Company’s common stock to Paul Norman, the Chair of the Company’s board of directors upon the exercise of warrants held by Mr. Norman at an exercise price of $0.0602CAD per share.

This prospectus relates to the resale from time to time by the selling security holders identified herein of up to an aggregate of 17,155,400 Resale Shares including 5,945,400 Resale Shares issuable upon exercise of outstanding warrants. The transactions by which the selling shareholders acquired their securities from us were exempt under the registration provisions of the Securities Act.

The Resale Shares referred to above are being registered to permit public sales of the Resale Shares, and the selling shareholders may offer the shares for resale from time to time pursuant to this prospectus. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The table below sets forth certain information regarding the selling shareholders and the Resale Shares offered in this prospectus. The selling shareholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling shareholder’s percentage of ownership of our outstanding shares in the table below is based upon 115,168,173 shares of common stock outstanding as of August 21, 2024.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Before this Offering (1)	Percentage of Common Stock Beneficially Owned Before this Offering	Shares of Common Stock Offered in this Offering	Shares of Common Stock Beneficially Owned After this Offering (2)	Percentage of Common Stock Beneficially Owned After this Offering (2)
1000516271 Ontario Inc.(3)	150,000(4)	*	150,000(4)	-	-
Philip Albright	1,137,500(5)	*	262,500(6)	875,000	*
Zoran Arandjelovic	377,500(7)	*	187,500(8)	190,000	*
Bixa Capital Corp. (9)	375,000(10)	*	375,000(10)	-	-
Mills A. Brown	1,179,788(11)	*	600,000(12)	579,788	*
Conant Harbor Trust(13)	375,000(14)	*	375,000(14)	-	-
Wayne Dottor	201,121(15)	*	150,000(16)	51,121	*
Go Faster Investments Inc. (17)	1,087,500(18)	*	1,087,500(18)	-	-
Hanley-Jones Holdings, LLC(19)	375,000(20)	*	375,000(20)	-	-
Patrick Lazure	301,550(21)	*	150,000(22)	151,550	*
Mindset Value Wellness Fund(23)	937,500(24)	*	937,500(24)	-	-
The Mindset Venture Fund(23)	937,500(25)	*	937,500(25)	-	-
NE SPC II LP(26)	4,875,000(27)	5%	4,875,000(27)	-	-
Nordwand Foundation(28)	3,000,000(29)	3%	3,000,000(29)	-	-
Paul Norman(30)	3,253,570(31)	3%	200,000	3,053,570(32)	3%
Perlus Microcap Fund LP(33)	1,500,000(34)	*	1,500,000(34)	-	-
Joe Quinn	274,439(35)	*	187,500(36)	86,939	*
Daniel Roemerman	1,000,000(37)	*	450,000(38)	550,000	*
SSB Capital Inc. (39)	75,000(40)	*	75,000(40)	-	-
Daniel Thiel	2,180,000(41)	2%	690,000(42)	1,490,000	1%
Dominari Securities LLC	440,400(43)	*	440,400(43)	-	-
Wilford and Marci Farnsworth Trust(44)	350,000(45)	*	150,000(46)	200,000	*
TOTAL	24,383,368	21%	17,155,400	7,227,968		6%

* Less than 1%.

(1)

Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by such selling shareholder, except as otherwise indicated in the footnotes to the table.

(2)

Represents the amount of shares that will be held by the selling shareholder after completion of this offering based on the assumptions that (a) all Resale Shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling shareholder prior to completion of this offering. However, each selling shareholder may sell all, some or none of the Resale Shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)	Jonathan Held and Mike Dai are the Directors of 1000516271 Ontario Inc. and in such capacity have the right to vote and dispose of the securities held by such entity.

(4)	Represents (i) 100,000 shares of common stock and (ii) 50,000 shares of common stock issuable upon the exercise of warrants.

(5)	Represents (i) 1,050,000 shares of common stock and (ii) 87,500 shares of common stock issuable upon the exercise of warrants.

(6)	Represents (i) 175,000 shares of common stock and (ii) 87,500 shares of common stock issuable upon the exercise of warrants.

(7)	Represents (i) 315,000 shares of common stock and (ii) 62,500 shares of common stock issuable upon the exercise of warrants.

(8)	Represents (i) 125,000 shares of common stock and (ii) 62,500 shares of common stock issuable upon the exercise of warrants.

(9)	Andrew Delzotto is the Director of Bixa Capital Corp. and in such capacity has the right to vote and dispose of the securities held by such entity.

(10)	Represents (i) 250,000 shares of common stock and (ii) 125,000 shares of common stock issuable upon the exercise of warrants.

(11)	Represents (i) 979,788 shares of common stock and (ii) 200,000 shares of common stock issuable upon the exercise of warrants.

(12)	Represents (i) 400,000 shares of common stock and (ii) 200,000 shares of common stock issuable upon the exercise of warrants.

(13)	Don Harshbarger and Wanda Harshbarger are the Trustees of Conant Harbor Trust and in such capacity have the right to vote and dispose of the securities held by such entity.

(14)	Represents (i) 250,000 shares of common stock and (ii) 125,000 shares of common stock issuable upon the exercise of warrants.

(15)	Represents (i) 151,121 shares of common stock and (ii) 50,000 shares of common stock issuable upon the exercise of warrants.

(16)	Represents (i) 100,000 shares of common stock and (ii) 50,000 shares of common stock issuable upon the exercise of warrants.

(17)	Devlin DeFrancesco is the President of Go Faster Investments Inc. and in such capacity has the right to vote and dispose of the securities held by such entity.

(18)	Represents (i) 725,000 shares of common stock and (ii) 362,500 shares of common stock issuable upon the exercise of warrants.

(19)	Sean Jones is the Principal of Hanley-Jones Holdings, LLC and in such capacity has the right to vote and dispose of the securities held by such entity.

(20)	Represents (i) 250,000 shares of common stock and (ii) 125,000 shares of common stock issuable upon the exercise of warrants.

(21)	Represents (i) 251,550 shares of common stock and (ii) 50,000 shares of common stock issuable upon the exercise of warrants.

(22)	Represents (i) 100,000 shares of common stock and (ii) 50,000 shares of common stock issuable upon the exercise of warrants.

(23)

Aaron Edelheit is the General Partner of each of Mindset Value Wellness Fund and The Mindset Venture Fund and in such capacity has the right to vote and dispose of the securities held by each such entity.

(24)	Represents (i) 625,000 shares of common stock and (ii) 312,500 shares of common stock issuable upon the exercise of warrants.

(25)	Represents (i) 625,000 shares of common stock and (ii) 312,500 shares of common stock issuable upon the exercise of warrants.

(26)	David Scobie is the Director of NE SPC II LP and in such capacity has the right to vote and dispose of the securities held by such entity.

(27)	Represents (i) 3,250,000 shares of common stock and (ii) 1,625,000 shares of common stock issuable upon the exercise of warrants.

(28)	Douglas Fathers is the Executive Director of Nordwand Foundation and in such capacity has the right to vote and dispose of the securities held by such entity.

(29)	Represents (i) 2,000,000 shares of common stock and (ii) 1,000,000 shares of common stock issuable upon the exercise of warrants.

(30)

The securities are owned by Paul Timothy Norman Trust. Paul Norman is the Trustee of Paul Timothy Norman Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(31)

Represents (i) 2,155,849 shares of common stock, (ii) 150,000 stock options with an exercise price of $0.209 per share, (iii) 580,000 stock options with an exercise price of $0.26 per share, (iv) 37,037 stock options with an exercise price of $0.675 per share, (v) 104,690 stock options with an exercise price of $0.2388, per share, (vi) 80,645 stock options with an exercise price of $0.31 per share, and (vii) 145,349 restricted stock units that vest on September 30, 2024.

(32)

Represents (i) 1,955,849 shares of common stock, (ii) 150,000 stock options with an exercise price of $0.209 per share, (iii) 580,000 stock options with an exercise price of $0.26 per share, (iv) 37,037 stock options with an exercise price of $0.675 per share, (v) 104,690 stock options with an exercise price of $0.2388, per share, (vi) 80,645 stock options with an exercise price of $0.31 per share, and (vii) 145,349 restricted stock units that vest on September 30, 2024.

(33)	David LaSalle and James Boucherat are Partners of Perlus Microcap Fund LP and in such capacity have the right to vote and dispose of the securities held by such entity.

(34)	Represents (i) 1,000,000 shares of common stock and (ii) 500,000 shares of common stock issuable upon the exercise of warrants.

(35)	Represents (i) 211,939 shares of common stock and (ii) 62,500 shares of common stock issuable upon the exercise of warrants.

(36)	Represents (i) 125,000 shares of common stock and (ii) 62,500 shares of common stock issuable upon the exercise of warrants.

(37)	Represents (i) 850,000 shares of common stock and (ii) 150,000 shares of common stock issuable upon the exercise of warrants.

(38)	Represents (i) 300,000 shares of common stock and (ii) 150,000 shares of common stock issuable upon the exercise of warrants.

(39)	Alina Semjonov is the CEO of SSB Capital Inc. and in such capacity has the right to vote and dispose of the securities held by such entity.

(40)	Represents (i) 50,000 shares of common stock and (ii) 25,000 shares of common stock issuable upon the exercise of warrants.

(41)	Represents (i) 1,950,000 shares of common stock and (ii) 230,000 shares of common stock issuable upon the exercise of warrants.

(42)	Represents (i) 460,000 shares of common stock and (ii) 230,000 shares of common stock issuable upon the exercise of warrants.

(43)	Represents 440,400 shares of common stock issuable upon the exercise of warrants.

(44)	Wilford M. Farnsworth, III is the Trustee of Wilford and Marci Farnsworth Trust and in such capacity has the right to vote and dispose of the securities held by such entity.

(45)	Represents (i) 300,000 shares of common stock and (ii) 50,000 shares of common stock issuable upon the exercise of warrants.

(46)	Represents (i) 100,000 shares of common stock and (ii) 50,000 shares of common stock issuable upon the exercise of warrants.

PLAN OF DISTRIBUTION

Up to 17,155, 400 Resale Shares, including 5,945,400 Resale Shares issuable upon exercise of outstanding warrants, are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling shareholders. We will not receive any of the proceeds from the sale by the selling shareholders of the Resale Shares. We will bear all fees and expenses incident to this registration.

The selling shareholders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale (if a public market exists), at varying prices determined at the time of sale, or at negotiated prices. All sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, if available, rather than under this prospectus;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling Resale Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Resale Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Resale Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver Resale Shares covered by this prospectus to close out short positions and to return borrowed common stock in connection with such short sales. The selling shareholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares of common stock.

The selling shareholders may pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholders will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Resale Shares stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making activities with respect to the Resale Shares. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 800,000,000 shares of common stock, without par value.

As of August 21, 2024, there were 252 holders of record, although there are a much larger number of beneficial owners. As of August 21, 2024 there were 115,168,173 shares of common stock issued and outstanding.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in all dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative voting or preemptive rights.

Options

As of August 21, 2024 the Company had 13,037,772 shares of common stock issuable pursuant to outstanding stock options and an additional 7,120,555 shares of common stock available for future grants of awards under the Company’s 2022 Omnibus Equity Incentive Plan (the “2022 Plan”).

Restricted Stock Units

As of August 21, 2024, the Company had 1,398,979 shares of common stock issuable upon the vesting of an aggregate of 1,398,979 restricted stock units granted under the 2022 Plan, of which 50% are scheduled to vest on September 30, 2024 and an additional 50% are scheduled to vest on December 31, 2024.

Warrants

As of August 21, 2024, warrants to purchase up to 5,945,400 shares of our common stock were outstanding.

Registration Rights

In connection with the issuance of the Units in the Offering, we entered into registration rights agreements with each of the purchasers of the Units in the Offering pursuant to which we are required to file a registration statement with the SEC within 30 days of the closing of the Offering that registers for resale of the shares of common stock issued in the Offering as well as the shares of common stock underlying the warrants issued in the Offering. This prospectus covers a total of 17,155,400 shares of our common stock, including 5,945,400 shares of common stock subject to outstanding warrants.

Antitakeover Effects of Certain Provisions of our Articles of Incorporation, Bylaws and Washington Law

Certain provisions of our Articles of Incorporation, Bylaws and Washington law may discourage, delay or prevent a change in the control of us or a change in our management, even if doing so would be beneficial to our shareholders. The existence of these anti-takeover provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Shareholder Meetings; Quorum. Our Bylaws provide that our shareholders may call a special meeting only upon the request of holders of at least 10% of the votes entitled to be cast on any matter proposed for consideration at such special meeting. Additionally, our president or our Board of Directors may call special meetings of shareholders. Except as required by law, a quorum at any annual or special meeting of shareholders consists of the presence of at least 33 1/3% of the shares entitled to be cast by each voting group.

Unanimous Written Consent of Shareholders. Washington law limits the ability of shareholders to act by written consent by requiring unanimous written consent for shareholder action to be effective. This limit may lengthen the amount of time required to take shareholder actions and would effectively prevent the amendment of our Articles of Incorporation and Bylaws and the removal of directors by our shareholders without holding a meeting of shareholders.

Requirements for Advance Notification of Shareholder Nominations. Our Bylaws contain advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof. The existence of these advance notification provisions may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of our Board of Directors.

Washington Anti-Takeover Statute. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the RCW generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the date the acquiring person first became a 10% beneficial owner of the voting securities of the target corporation, unless the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s Board of Directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities. Such prohibited transactions include, among other things:

●	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

●	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

●	receipt by the acquiring person of any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. A corporation may not “opt out” of this statute. We expect the existence of this provision to have an antitakeover effect with respect to transactions that our Board of Directors does not approve in advance and may discourage takeover attempts that might result in the payment of a premium over the market price for common stock held by shareholders or otherwise might benefit shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Odyssey Trust Company. The transfer agent’s and registrar’s address is 350 – 409 Granville Street, Vancouver, British Columbia, Canada V6C 1T2.

Listing

Our common stock currently trades on the OTCQB Marketplace under the symbol “JSDA” and on the CSE in Canada under the symbol "JSDA."

DESCRIPTION OF BUSINESS

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute primarily in the United States and Canada through our network of independent distributors and directly to our national and regional retail accounts. We also sell products in select international markets. Our products are sold in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our direct store delivery (“DSD”) channel, and we refer to our national and regional accounts who receive shipments directly from us as our direct to retail (“DTR”) channel. We do not directly manufacture our products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various products online, including soda with customized labels, wearables, candy and other items, and we license our trademarks for use on products sold by other manufacturers. In addition, during 2022 we developed and began to license a THC infused cannabis products under the “Mary Jones” brand name.

Our Company is a Washington corporation formed in 2000 as a successor to Urban Juice and Soda Company Ltd., a Canadian company formed in 1986. Our principal place of business is located at 4786 1st Avenue South, Suite 103, Seattle, WA 98134. Our telephone number is (206) 624-3357.

Products

Our strategy is to continue to focus on our core brand, Jones Soda, while also investing in additional initiatives including fountain related beverages and the Mary Jones brand for cannabis infused sodas, edibles, and syrups. Our product line-up currently consists of the following:

Jones Soda

Jones Soda is our premium carbonated soft drink. We sell Jones Soda in premium glass bottles and cans, with labels featuring photos sent to us by our consumers. Over one million photos have been submitted to us. We believe this unique interaction with our consumers distinguishes our brand and offers a strong competitive advantage for Jones Soda. Additionally, we release various label campaigns that celebrate our consumers and the positive impact such consumers have on the world. Our products are made from high quality ingredients, including cane sugar and natural colors and flavors when possible. We also sell Jones Soda in more traditional flavors such as Cream Soda, Cola, Root Beer and Orange & Cream.

Fountain

Drawing inspiration from our traditional bottles, our fountain equipment and cups are branded with an engaging collage of consumer-submitted photos that are inspired by the business themes of our retail partners and the regions in which they are located. Our fountain offerings include traditional flavors such as Cane Sugar Cola, Sugar Free Cola, as well as cane sugar sweetened Ginger Ale, Orange & Cream, Root Beer and Lemon Lime. Rounding out the lineup are two of our most popular cane sugar flavors, Berry Lemonade and Green Apple. We have developed other products in select markets that include teas, lemonade, vitamin enhanced waters, hydration beverages, as well as naturally flavored sparkling waters.

We continue to see growing interest from larger quick service restaurants, corporate accounts, retailers, celebrity chefs and a variety of other outlets looking for differentiated offerings in their fountain soda. We feel that Jones on fountain enhances the consumer experience, while appealing to a broad demographic. We believe our national brand awareness and customer-centric approach make us unique compared to other craft soda competitors within this category.

Mary Jones

We currently market and license through indirect subsidiaries our Mary Jones brand in California and Washington. These licensed products include 10mg Cannabis-Infused sodas and 100mg cannabis-infused soda packaged in a 16oz, 10-serving can. The flavors of these beverages are based on the Jones Soda original flavors. Additionally, in February 2024 we received approval to operate in Ontario, Canada, and intend to launch in that province 10mg THC infused sodas in a variety of flavors. Manufacturing and distribution of Mary Jones products in Canada is intended to be done through Tilray Brands, Inc.   The new Mary Jones products continue Jones Soda's tradition of using photographs submitted by consumers on their bottle labels and printing quotes from fans under the bottle caps.

We currently intend to expand both the products offered under the Mary Jones brand as well as the number states and Canadian provinces we offer such cannabis infused products in.

Co-Brand and Private Label Products

From time to time, when opportunities meet our required financial and operational metrics, we utilize our industry expertise to provide private label products for customers. No material examples of this opportunity occurred in 2023.

Sparkling Beverage Industry

Our Jones Soda beverages are classified in the sparkling beverage category, which encompasses carbonated soft drinks (CSD) and craft sodas. According to a December 2022 special issue of Research and Markets, The World’s Largest Market Research Store, the size of the world's craft soda industry was estimated at $641.24 million in 2021, and it is anticipated to rise to $768.08 million by 2027. "Craft sodas" refers to sodas produced in smaller quantities and using more natural ingredients.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

●	Expand the Jones Soda glass bottle business in existing and new sales channels;

●	Expand our fountain program in the United States and Canada; and,

●	Grow the new Mary Jones brand of Tetrahydrocannabinol (THC) and cannabidiol (CBD)-infused beverages, edibles, and other related products as well as the number of states where such products are sold;

Product Distribution and Sales Strategy

Premium Soda Beverages

Our core products are distributed and sold throughout the United States and Canada and in select international markets. Our primary distribution channels are our direct store delivery (DSD) channel (sales and distribution through our network of independent distributors) and our direct to retail (DTR) channel (sales directly to national and regional retail accounts). We also have our online channel for internet sales of various products. We strategically build our national and regional retailer network by focusing on distribution systems that we believe will provide top-line drivers for our products and increased availability and visibility of our products in our core markets. In building and expanding our DSD channel, we also consider international markets and look for regions that data suggests have a high affinity for the Jones brand and can be pursued within our financial resources.

Part of our strategy in building our distribution system is to blend our DSD and DTR distribution channels, delivering different offerings through alternate channels. In addition to determining the most advantageous distribution channel, we  work to ensure that our products are placed on shelves that are normally restricted to national mainstream brands and in the cold-aisle of stores, thus providing us access to the important “take home market.” We have also introduced the JONES Cane Sugar Fountain program through a network of fountain distributors in select regions across the United States and Canada to provide our premium products and uniquely customized fountain equipment.

For the year ended December 31, 2023, A. Lassonde Inc. (“Lassonde”), one of our independent distributors and our top account by revenue represented approximately 20% of revenue during 2023. We intend to continue to expand our distributor network and DTR accounts, which we hope will result in a decreased dependence on any one or more of our independent distributors (including Lassonde) or national retail accounts. In particular, it has been mutually decided to end our relationship with Lassonde in 2024 and have entered into an agreement with Dot Foods Canada, who we hope will become our largest distributor in 2024.

We contract with independent trucking companies to have our product shipped from our contract manufacturers to independent warehouses and then on to our distributors and national retail accounts. Distributors then sell and deliver our products either to sub-distributors or directly to retail accounts. We recognize revenue upon receipt by our distributors and national account customers of our products, net of discounts and promotional allowances, and all sales are final; however, in limited instances, due to credit issues, quality or damage issues, or distributor changes, we may accept returned product, which to date has not been material.

DSD (direct store delivery)

We maintain a network of independent distributors across the United States and Canada. We have also secured distribution in select international markets and are evaluating other international opportunities for our products. We choose our distributors based on our perception of their ability to build our brand franchise in convenience stores, grocery stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens and sandwich shops.

Typically, we grant our independent distributors exclusive distribution rights in defined territories, which may include invasion fees in the event we provide any of our products directly to one of our national retailers located in the distributor’s region. We are also obligated to pay termination fees for cancellations of most of these written distributor agreements, unless the termination is for “cause.

We intend to continue our efforts to reinforce and expand our distribution network by partnering with new distributors and replacing underperforming distributors. In addition to the efforts of our independent distributors in obtaining distribution of our products, we actively seek to obtain listings for our products with key retail grocery, convenience and mass merchandiser accounts, which are serviced through our independent distributor network.

Product availability at a specific store location for any of our retailers is subject to the retailer preference, consumer demand, and localized store variances. To find a retailer that carries our products, our product locator is available on our website under “Store Locator.”

DTR (direct to retail)

Our direct to retail channel of distribution is an important part of our strategy to target large national or regional restaurant chains and retail accounts, including convenience store chains, mass merchandisers and premier food-service businesses. Through these programs, we negotiate directly with the retailer to carry our products, and the account is serviced through the retailer’s appointed distribution system (rather than through our DSD network). These arrangements are terminable at any time by these retailers or us and contain no minimum purchase commitments or termination fees.

Co-Brand and Private Label

We offer private label products directly to retailers. Our expertise in innovation and managing the manufacturing process allow for efficiencies for both us and the customer. We are able to produce these products with minimal sell through risk and ship them through our network of independent trucking companies or a preferred partner of the customer.

Fountain Distribution

We sell direct to certain retailers in addition to working with a network of fountain distributors in select focus regions within the United States and Canada to provide our premium products, including our fountain and slush products, and uniquely customized fountain equipment.

Sales

Our premium beverage products are sold throughout the United States and Canada, primarily in grocery stores, convenience and gas stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants as well as through our national accounts with several large retailers. In 2023, sales in the United States represented approximately 81% of total sales, while sales in Canada represented approximately 19% (primarily through our distributor relationship with Lassonde).

Mary Jones Brand

Our Mary Jones Brand is currently marketed and licensed through indirect subsidiaries in California and Washington. We partner with different co-manufacturing and distribution partners in each respective state, region, or province in which we license these products.

Our Premium Soda Brands

Building our Brand

We have built our brand to a large extent on our fun and independent image as well as by providing what we believe to be unique and exciting flavors that appeal to consumers who prefer alternatives to the large "corporate" carbonated soft drink brands. We believe this market is driven by trendy, young consumers looking for a distinctive tonality and better ingredients in their beverage choices. While we are known for our unique and innovative flavors, we also feature traditional flavors and feel that our broad appeal helps position us as a leader in the growing premium craft segment of the industry. Additionally, through the labels on our bottles and our invitation to consumers to send in photographs to be featured on the Jones Soda labels, we focus on building brand loyalty and customer engagement. We select photos throughout the year to be placed on our bottles and cans for distribution, and also invite consumers to celebrate special occasions and memories by creating their own label through myJones.com. In that space, consumers have the ability to customize their own label and product with a photo and short caption using a proprietary patented process.

We continue to attempt to “bring our labels to life” with a series of augmented reality labels showcasing extreme athletes and artists in action that we believe builds on Jones Soda’s long-time association with action sports and creators of all kinds, involving influencers ranging from a gravity-defying professional scooter rider with 150,000 Instagram followers to a tattoo artist, jewelry designer and street muralist. These labels are “brought to life” with a new Jones Soda app that shoppers simply download the Jones Soda app and use their phone camera to scan the image on any bottle carrying a “Reel Label” icon. The scan triggers a short video bringing the viewer inside the unique world of its creator, whether he or she is painting a mural in time-lapse or doing a hardflip at the skatepark.

In addition to creative labeling on our products, we provide our distributors with point-of-sale promotional materials and branded apparel items. We believe that our labeling, marketing and promotional materials are important elements to creating and increasing consumer appeal, as well as distributor and retailer awareness, and that our branding efforts have helped us achieve strong consumer connections and affinity levels for our products.

Brand Marketing

Our marketing team has developed brand positioning and brand identity that is an integral asset and we believe allows our brand to be widely known in a positive way among a large demographic. We have focused on positioning ourselves as an alternative to mainstream soda brands and try to focus on locations where such brands are not sold. We also have a program of sponsoring alternative sport athletes to promote our products in youth alternative sports, including Ultimate Fighting Championship, auto-racing, skateboarding, BMX biking, snowboarding and skiing. In addition, we completed a program of sponsoring up-and-coming musicians and artists. We believe this effort to position our products in alternative accounts and venues helps draw a younger generation of customers that value their independence away from the larger soft drink brands.

Social Media

Our core marketing pillar is the open access our consumers have to define the brand through our social media channels and our website at Jonessoda.com. We actively participate in social media campaigns as a way of direct engagement with our consumers in order to listen to their voices and better understand their issues and changes in consumer trends. Social media represents one of the largest shifts in modern business away from static advertising, and we have had success in creating social media hubs through forums such as Facebook, Twitter and Instagram. Our consumers have responded by bringing us onto their social media pages and into their lives, creating a personal connection that we believe helps ensure they are actively engaged with our brand and our products.

Consumer-Submitted Photos

We are well-known for the consumer submitted photos on our labels and cans. We invite our consumers to send us photos of their lives, and we select from those photos for use on our labels. Photos can be submitted through our website at our “Jones Soda Photo Gallery.”

Customized Photo Labels

We also provide our Jones Soda customers, ranging from businesses to end consumers, customized and personalized 12-packs of Jones Soda (in bottles) that they can create with their own photos on the labels. The strategy of this program is to provide a customized and personalized product offering to our consumers as well as an innovative marketing opportunity for our Jones Soda brand. Consumers can upload their photos through our website and create their own “myJones” labels. The personalized labels are downloaded at our headquarters, applied to 12-packs of Jones Soda and delivered to the consumer. We believe our photo strategy has increased awareness for, as well as provided for increased consumer interactivity with, the Jones Soda brand.

Point of Sale and Consumer Awareness

We use point-of-sale materials such as posters, stickers, hats and T-shirts to create and increase consumer awareness of our proprietary products and brands. In response to consumer demand, we also sell our products and our wearables on our website. In selected cities, we participate at a “grassroots” level at certain community and sporting events in an attempt to create and increase brand awareness and loyalty. As noted above, we use recreational vehicles, vans and independent distributor vehicles painted with the Jones colors and logos to create consumer awareness and enthusiasm at these events and to assist distributors as they open new retail accounts and markets.

From time to time, we partner with companies that will manufacture Jones-related products that we feel extend and enhance our Jones brand. We currently have a licensing arrangement with a third party to manufacture and distribute Jones Soda Flavor Booster hard candy. In addition to these marketing techniques, we also pursue cross-promotional campaigns with other companies.

Events

In addition to all of the above marketing efforts, we are also investing in various events that are in alignment with our brand demographic. We invest in skateboarding events and partner with like-minded companies that we believe maintain a similar connection to our core demographic. At these events, we are able to display our logo and participate in sampling activities where we encourage the tasting of our products to encourage purchases of our brand at retail establishments where our products are sold. We anticipate investing in more of these events as we focus on marketing efforts in support of our core brand, Jones Soda.

Brand and Product Development - Premium Soda Beverages

We understand the importance of creating new beverage products and enhancing our existing products to meet the ever-changing consumer taste profile. We continue to expand our Jones Cane Sugar Fountain program that allows for our Jones Soda product line to be offered “on tap.” We partner with restaurants and grocery stores that prefer to offer new innovative and pure cane sugar fountain opportunities for their guests and we utilize a select group of fountain distributors to service these retail customers.

Our strategy is to focus on innovative products that will be accepted by consumers, retailers and distributors. We believe this is accomplished by keeping open dialog directly with our consumers through our website, blogs and social media as well as with our retail and distributor partners to ensure we are current with consumer trends in the beverage industry.

We develop the majority of our brands and products in-house. We used a similar process initially to create the Jones Soda brand, and we intend to continue utilizing this process to create our future brands and products. This process primarily consists of the following steps:

●	Market Evaluation. We evaluate the strengths and weaknesses of certain categories and segments of the beverage industry with a view to pinpointing potential opportunities.

●	Financial Evaluation. We evaluate consumer price tolerance and sensitivity. All new products must be able to scale and meet strict margin requirements.

●

Distributor Evaluation.  We analyze existing and potential distribution channels, whether DSD, DTR or a blend of these channels. This analysis addresses, among other things, which companies will distribute particular beverage brands and products, where such companies may distribute such brands and products, and what will motivate these distributors to distribute such brands and products.

●

Production Evaluation.  We review all aspects of production of our beverages, including contract packing capacity, strategic production locations, and quality control, and prepare a cost analysis of the various considerations that will be critical to producing our brands and products.

●

Image and Design.  Based on our evaluation of the market, distributors and production issues, we create and develop the concept for a beverage brand, product or product extension. Our technical services department then works with various flavor concentrate houses to test, choose and develop product flavors for the brand.

We believe that the ongoing process of creating new brands, products and product extensions will be an important factor in our long-term success. For example, we recently completed successful special release programs in the fourth quarter of 2023 where we sold the products “Orange Chocolate” and “Turkey and Gravy.”

In addition to creating new brands, we believe we need to continuously improve our core product line, Jones Soda, as consumer tastes continue to change. We intend that each new flavor of Jones Soda that we introduce will be made with less sugar and no artificial colors or flavors whenever possible. In addition, we intend to continue to re-formulate and re-introduce lower calorie content versions of each of our existing flavors of Jones Soda as and when we believe we have created an acceptable replacement that will appeal to existing customers and attract new customers.

Brand and Product Development – Mary Jones

Mary Jones products are influenced by the Jones Soda original flavors. We believe the popularity of our main-line Jones Soda products have paved the way for growth for the Mary Jones brand and products. It is important to us to differentiate our Mary Jones brand from our Jones Soda Brand for many reasons including safety and compliance, however, even with this differentiation, we are able to utilize the Jones Soda brand equity to market and grow the Mary Jones brand. Additionally, we will continue to innovate and develop the Mary Jones products and flavors as the brand gains momentum.

Competition

Premium Beverage Industry

The beverage industry is highly competitive. Principal methods of competition in the beverage industry include:

●	brand name and image;

●	distribution;

●	shelf-management;

●	licensing;

●	price;

●	labeling and packaging;

●	advertising;

●	product quality and taste;

●	trade and consumer promotions; and

●	development of new brands, products and product extensions.

We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail stores and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all non-alcoholic beverages, most of which are marketed by companies with substantially greater financial resources than ours. We also compete with regional beverage producers and “private label” soft drink suppliers. Our direct competitors in the sparkling beverage industry include traditional large soft drink manufacturers and distributors as well as regional premium soft drink companies.

In order to compete effectively in the beverage industry, from time to time we develop and introduce new products and product extensions.

Although we believe that we will be able to continue to create competitive and relevant brands and products to satisfy consumers’ changing preferences, there can be no assurance that we will be able to do so or that other companies will not be more successful in this regard over the long term.

Pricing of the products is also important. We believe that our products are priced in the same price range or higher than competitive brands and products, and compete on quality as they are premium product offerings.

Cannabis Industry

We face intense competition in the Cannabis industry from other companies, some of which have longer operating histories and more financial resources and longer history of the production and marketing of cannabis products than then we do. Competitors are primarily branded and private label cannabis companies who are operating in multiple states. We are currently in direct competition with Keef Brands, Cann Social Tonics, and Tonik Beverages, none of which are national consumer packaged goods brands in the United States. We are confident that our cannabis products will be highly competitive. We seek a competitive advantage over our competitors by applying our Mary Jones brand name recognition and by offering quality cannabis products to our loyal customer base. Because of the early stage of the cannabis industry in the United States and Canada, we also face additional competition from new entrants. If the number of users of medical and recreational cannabis increases, the demand for products will increase and we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products and pricing strategies. To remain competitive, we believe we will be required to make a high level of investment in our planned licenses, partnerships, branding, products and technologies, distribution, research and development, marketing, sales and client support. We may not have sufficient resources to maintain its marketing, sales and client support efforts on a competitive basis which could materially and adversely affect our business, financial condition, and results of operations of our planned cannabis business.

Production

Contract Packing Arrangements

We do not directly manufacture our premium soda beverage products, but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We currently use primary co-packers located in Canada and the United States. Once the product is manufactured, the finished products are stored either at the co-packer’s location or in nearby third-party warehouses. Other than minimum case volume requirements per production batch or “run” for most co-packers, we do not have annual minimum production commitments with our co-packers. Our co-packers may terminate their arrangements with us at any time, in which case we could experience disruptions in our ability to deliver products to our customers. We continually review our contract packing needs in light of regulatory compliance and logistical requirements and may add or change co-packers based on those needs.

Raw Materials

The raw materials used in the manufacturing of our premium soda beverage products consist primarily of concentrate, flavors, supplements, sugar, bottles, cans, labels, trays, caps and packaging. Substantially all of the raw materials used in the preparation, bottling and packaging of our bottle and can products are purchased by us or by our contract manufacturers in accordance with our specifications. These raw materials are purchased from suppliers selected by us or by our contract manufacturers. We believe that we have adequate sources of raw materials, which are available from multiple suppliers.

We purchase flavor concentrate from our suppliers. Generally, flavor concentrate suppliers own the proprietary rights to the flavors. Although we do not have the list of ingredients or formulas for our flavors, we have exclusive rights to the use of the flavor concentrates developed with our suppliers. In connection with the development of new soda products and flavors, independent suppliers bear a large portion of the expense for product development, thereby enabling us to develop new products and flavors at relatively low cost. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

The costs of raw materials fluctuate and in certain instances we enter into supply agreements to address these risks. We have a fixed price supply agreement with our primary glass supplier which expires at the end of 2025. The price of glass continues to increase each year due to the shortage of available glass in the industry; however, our supply agreement with our glass supplier provides us with some price protection through 2024.

Quality Control

Our premium soda beverage products are made from high-quality ingredients and natural and artificial flavors. We seek to ensure that all of our products satisfy our high-quality standards. Contract manufacturers are selected and monitored by our quality control representatives in an effort to ensure adherence to our production procedures and quality standards.

For every batch or “run” of product, our contract manufacturer undertakes extensive testing of product quality and packaging. This includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks. Samples from each production run are analyzed and categorized in a reference library. For each product, the contract manufacturer must transmit all quality control test results to us for reference following each production run.

Testing also includes microbiological checks and other tests to ensure the production facilities meet the standards and specifications of our quality assurance program. Water quality is monitored during production and at scheduled testing times to ensure compliance with beverage industry standards. The water used to produce our products is filtered and is also treated to reduce alkalinity. Flavors are pre-tested by the flavor concentrate supplier before shipment to contract manufacturers. We are committed to ongoing product improvement with a view towards ensuring the high quality of our product through a stringent co-packer selection, training and communication program.

Cannabis Operations

During 2022, we began to develop, market and license our cannabis-infused beverage brand under the “Mary Jones” brand name in California to complement our existing soda beverage business. Similar to the manufacturing process with our premium soda products we outsource the manufacturing and distribution of our products to third parties with whom we enter licensing agreements with concerning our cannabis products being manufactured and sold. We operate our cannabis operations in California and Washington under newly created California subsidiary that is separate from our current soda beverage business. We currently plan to expand our cannabis operations into other states that have legalized the recreational use of cannabis using a similar structure to our operations in California.

Regulation

Premium Beverage Business

The production and marketing of our proprietary beverages are subject to the rules and regulations of various federal, provincial, state and local health agencies, including in particular Health Canada, Agriculture and Agri-Food Canada (AAFC) and the United States Food and Drug Administration (FDA). The FDA and AAFC also regulate labeling of our products. From time to time, we may receive notifications of various technical labeling or ingredient reviews with respect to our products. We believe that we have a compliance program in place to ensure compliance with production, marketing and labeling regulations.

Legal requirements have been enacted in several jurisdictions in the United States and Canada requiring that deposits or certain eco-taxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other beverage container-related deposit, recycling, eco-tax and/or product stewardship proposals have been introduced in various jurisdictions in the United States and Canada. We anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels, both in the United States and Canada.

Cannabis Business

Application of Federal Law

Although certain states have legalized either medical marijuana or medical and adult use cannabis, at the federal level, cannabis currently remains a Schedule I drug under the Controlled Substances Act of 1970 (21 U.S.C. §§ 811 et seq.). Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. As such, cannabis related practices or activities, including without limitation, the cultivation, manufacture, importation, possession, use, or distribution of cannabis, remain illegal under United States federal law.

Although federally illegal, the U.S. federal government’s approach to enforcement of such laws has trended toward non-enforcement. On August 29, 2013, the U.S. Department of Justice (“DOJ”) issued a memorandum known as the “Cole Memorandum” to all U.S. Attorneys’ offices (federal prosecutors). The Cole Memorandum generally directed U.S. Attorneys not to prioritize the enforcement of federal marijuana laws against individuals and businesses that rigorously comply with state regulatory provisions in states with strictly regulated medical or recreational cannabis programs. While not legally binding, and merely prosecutorial guidance, the Cole Memorandum laid a framework for managing the tension between state and federal laws concerning state regulated marijuana businesses.

However, on January 4, 2018, the Cole Memorandum was revoked by Attorney General Jeff Sessions. While this did not create a change in federal law, as the Cole Memorandum was not itself law, the revocation removed the DOJ’s guidance to U.S. Attorneys that state regulated cannabis industries substantively in compliance with the Cole Memorandum’s guidelines should not be a prosecutorial priority.

In addition to his revocation of the Cole Memorandum, Attorney General Sessions also issued a one-page memorandum known as the “Sessions Memorandum.” The Sessions Memorandum confirmed the rescission of the Cole Memorandum and explained the rationale of the DOJ in doing so: the Cole Memorandum, according to the Sessions Memorandum, was “unnecessary” due to existing general enforcement guidance adopted in the 1980s, as set forth in the U.S. Attorney’s Manual (the “USAM”). The USAM enforcement priorities, like those of the Cole Memorandum, are also based on the federal government’s limited resources, and include “law enforcement priorities set by the Attorney General,” the “seriousness” of the alleged crimes, the “deterrent effect of criminal prosecution,” and “the cumulative impact of particular crimes on the community.”

While the Sessions Memorandum emphasizes that marijuana is a Schedule I controlled substance, and reiterates the statutory view that cannabis is a “dangerous drug and that marijuana activity is a serious crime,” it does not otherwise indicate that the prosecution of marijuana-related offenses is now a DOJ priority. Furthermore, the Sessions Memorandum explicitly describes itself as a guide to prosecutorial discretion. Such discretion is firmly in the hands of U.S. Attorneys in deciding whether to prosecute marijuana-related offenses. Our outside U.S. counsel continuously monitors all U.S. Attorney comments related to regulated medical and adult-use cannabis laws to assess various risks and enforcement priorities within each jurisdiction. Dozens of U.S. Attorneys across the country have affirmed that their view of federal enforcement priorities has not changed, although a few have displayed greater ambivalence.

In his February 2021 confirmation hearing, current Attorney General Merrick Garland affirmed the principles of prosecutorial discretion from the rescinded Cole Memorandum.  He noted that “It does not seem to me a useful use of limited resources that we have to be pursuing prosecutions in states that have legalized and are regulating the use of marijuana either medically or otherwise.”  Attorney General, Merrick Garland, has not officially indicated any change in enforcement priority for state-compliant marijuana businesses, however, uncertainty regarding federal enforcement remains.

Most recently, on October 6, 2022, President Joe Biden announced a three-step program to bring broad changes to federal cannabis policy.  As an initial step towards reform, President Biden began the process of pardoning all federal offenders convicted of simple cannabis possession.  As a second step, President Biden also encouraged Governors to take similar steps to pardon state simple cannabis possession charges. Finally, President Biden directed the Department of Health and Human Services and Attorney General Merrick Garland to “expeditiously” review cannabis’s status as a Schedule I controlled drug pursuant to the federal Controlled Substances Act. In early 2024, the Department of Health and Human Services and the Food and Drug Administration made a recommendation to reschedule cannabis. With these positive developments it is important to acknowledge that these policy directives have not yet changed the “laws on the books” and so there remains uncertainty regarding whether such policies and enforcement priorities may change in the future.

Regardless, marijuana remains a Schedule I controlled substance at the federal level, and neither the Cole Memorandum nor its rescission has altered that fact. The federal government of the United States has always reserved the right to enforce federal law in regard to the sale and disbursement of medical or recreational marijuana, even if state law sanctioned such sale and disbursement. From a regulatory and enforcement perspective, the criminal risk today remains identical to the risk on January 3, 2018. It remains unclear whether the risk of enforcement has been altered.

Additionally, under U.S. federal law it may potentially be a violation of federal money laundering statutes for financial institutions to take any proceeds from marijuana sales or any other Schedule I substance. Banks and other financial institutions could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses. Under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering or conspiracy. Despite these laws, the U.S. Department of the Treasury issued a memorandum in February of 2014 (the “FinCEN Memorandum”) outlining the pathways for financial institutions to bank state-sanctioned marijuana businesses. Under these guidelines, financial institutions must submit a “suspicious activity report” (“SAR”) as required by federal money laundering laws. These marijuana related SARs are divided into three categories: marijuana limited, marijuana priority, and marijuana terminated, based on the financial institution’s belief that the marijuana business follows state law, is operating out of compliance with state law, or where the banking relationship has been terminated.

On the same day the FinCEN Memorandum was published, the DOJ issued a memorandum (the “2014 Cole Memo”) directing prosecutors to apply the enforcement priorities of the Cole Memorandum in determining whether to charge individuals or institutions with crimes related to financial transactions involving the proceeds of marijuana-related conduct. The 2014 Cole Memo has been rescinded as of January 4, 2018, along with the Cole Memorandum, removing guidance that enforcement of applicable financial crimes was not a DOJ priority.

However, Attorney General Sessions’ revocation of the Cole Memorandum and the 2014 Cole Memo has not affected the status of the FinCEN Memorandum, nor has the Department of the Treasury given any indication that it intends to rescind the FinCEN Memorandum itself. Though it was originally intended for the 2014 Cole Memo and the FinCEN Memorandum to work in tandem, the FinCEN Memorandum can act as a standalone document which explicitly lists the eight enforcement priorities originally cited in the Cole Memorandum. As such, the FinCEN Memorandum remains intact.

Enforcement Proceedings under Federal Law

Although the Cole Memorandum and 2014 Cole Memo have been rescinded, the United States Congress has repeatedly enacted legislation to protect the medical marijuana industry from prosecution. The United States Congress has passed appropriations bills each of the last three years that included the Rohrabacher Amendment Title: H.R.2578 — Commerce, Justice, Science, and Related Agencies Appropriations Act, 2016, which by its terms does not appropriate any federal funds to the U.S. DOJ for the prosecution of medical cannabis offenses of individuals who are in compliance with State medical cannabis laws. Subsequent to the issuance of the Sessions Memorandum on January 4, 2018, the United States Congress passed its omnibus appropriations bill, SJ 1662, which for the fourth consecutive year contained the Rohrabacher-Blumenauer Amendment language (the “Leahy Amendment”) and continued the protections for the medical cannabis marketplace and its lawful participants from interference by the DOJ up and through the 2018 appropriations deadline of September 30, 2018. The deadline has passed, but the Leahy Amendment has remained in effect by virtue of a series of short-term spending bills signed on September 28, 2018, December 7, 2018, January 25, 2019 and February 8, 2019. On February 15 the amendment was renewed through the signing of the fiscal year 2019 omnibus spending bill, effective through September 30, 2019.  On May 16, 2019, a House subcommittee released a base appropriations bill with the amendment included. On September 26, 2019 the Senate Appropriations Committee approved a base appropriations bill with the amendment included. On September 27, 2019 the amendment was renewed through a stopgap spending bill, and again on November 21, 2019.  On December 20, 2019 the amendment was renewed through the signing of the fiscal year 2020 omnibus spending bill, effective through September 30, 2020.  In July 2020, a House subcommittee introduced a base appropriations bill with the amendment included.  The amendment was then renewed through a series of stopgap spending bills on October 1, 2020, December 11, 2020, December 18, 2020, December 20, 2020, and December 22, 2020. On December 27, 2020, the amendment was renewed through the signing of the fiscal year 2021 omnibus spending bill, effective through September 30, 2021. In 2021, President Joe Biden became the first president to propose a budget with the Leahy Amendment included. The amendment was then renewed through a series of stopgap spending bills on September 30, December 3, February 18, and March 11. On March 15 the amendment was renewed through the signing of the FY 2022 omnibus spending bill, effective through September 30, 2022. The amendment remains effective in March 2024.

State Regulatory Environment

The following sections describe the legal and regulatory landscape in California, which is the first state where we intend to  commence our planned cannabis operations. While we will work to ensure that our operations comply with applicable state laws, regulations, and licensing requirements, for the reasons described above and the risks further described under the heading “Risk Factors”, there are significant risks associated with our planned cannabis business. Readers are strongly encouraged to carefully read and consider all of the risk factors contained under the heading “Risk Factors” below.

California Regulatory Landscape

In 1996, California was the first state to legalize medical marijuana through Proposition 215, the Compassionate Use Act of 1996. This legalized the use, possession and cultivation of medical marijuana by patients with a physician recommendation for treatment of cancer, anorexia, AIDS, chronic pain, spasticity, glaucoma, arthritis, migraine, or any other illness for which marijuana provides relief.

In 2003, Senate Bill 420 was signed into law establishing an optional identification card system for medical marijuana patients.

In September 2015, the California legislature passed three bills collectively known as the Medical Cannabis Regulation and Safety Act (“MCRSA”). The MCRSA established a licensing and regulatory framework for medical marijuana businesses in California. The system created multiple license types for dispensaries, infused products manufacturers, cultivation facilities, testing laboratories, transportation companies, and distributors. Edible infused product manufacturers would require either volatile solvent or non-volatile solvent manufacturing licenses depending on their specific extraction methodology. Multiple agencies would oversee different aspects of the program and businesses would require a state license and local approval to operate. However, in November 2016, voters in California overwhelmingly passed Proposition 64, the Adult Use of Marijuana Act (“AUMA”) creating an adult-use marijuana program for adults 21 years of age or older. AUMA had some conflicting provisions with MCRSA, so in June 2017, the California State Legislature passed Senate Bill No. 94, known as Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), which amalgamates MCRSA and AUMA to provide a set of regulations to govern a medical and adult-use licensing regime for cannabis businesses in the State of California. The four agencies that originally regulated marijuana at the state level were the Bureau of Cannabis Control (“BCC”), California Department of Food and Agriculture (“DFA”), California Department of Public Health (“DPH”), and California Department of Tax and Fee Administration. MAUCRSA went into effect on January 1, 2018.

On July 1, 2019, California enacted A.B. 97. In relevant part, the bill authorizes licensing authorities to issue citations and fines to a licensee or an unlicensed person who violates MAUCRSA. The maximum fine is $5,000 per violation for licensees and $30,000 per violation for unlicensed persons. Each day of a violation constitutes a separate violation.

A.B. 97 also repeals a prior requirement that an applicant for a provisional license first hold a temporary license. The bill also requires applicants for provisional licenses to submit evidence of compliance with the California Environmental Quality Act, limits the validity of a provisional license to 12 months with subsequent renewals as approved by the relevant licensing authority, and allows licensing authorities to revoke provisional licenses for failing to diligently pursue final licensure. Finally, the bill requires the DPH to establish a certification program for manufactured cannabis products comparable to the National Organic Program and the California Organic Food and Farming Act.

On October 12, 2019, California enacted A.B. 1529. The bill mandates that all cannabis vaping cartridges and cannabis vaporizers must include a universal symbol identifying the product as a vaping product.

On July 12, 2021, California Governor Gavin Newsom signed into law Assembly Bill 141 (AB-141), which creates the Department of Cannabis Control (“DCC”). The DCC  is in the process of consolidating the state’s cannabis program oversight from three of the existing agencies – the BCC, the DFA, and the DPH – under a single department in an effort to centralize and simplify regulatory and licensing oversight in California. DCC similarly announced its intention to create a single Licensing Division that would be responsible for licensing of all cannabis businesses. On or about September 15, 2021, the DCC filed emergency regulations to consolidate, clarify, and make consistent cannabis regulations to the California Office of Administrative Law. After a limited comment period, these consolidated emergency regulations were approved and became effective on or about September 27, 2021. These regulations created consistent standards for cannabis licensees across all license types, by aligning application requirements, unifying terminology, and clarifying ownership and financial interest requirements. Further consolidated regulations and modifications of existing regulations were issued in March 2024.

At present, to legally operate a medical or adult-use cannabis business in California, the operator must have both a local and state license. This requires license holders to operate in cities with marijuana licensing programs. Therefore, cities in California are allowed to determine the number of licenses they will issue to marijuana operators or can choose to outright ban marijuana.

California Licensing Requirements

A medicinal retailer license permits the sale of medicinal cannabis and cannabis products to a medicinal cannabis patient in California who possesses a physician’s recommendation. Only certified physicians may provide medicinal marijuana recommendations. An adult-use retailer license permits the sale of cannabis and cannabis products to any individual age 21 years of age or older who presents a valid government-issued photo identification.

An adult-use or medicinal cultivation license permits cannabis cultivation activity which means any activity involving the planting, growing, harvesting, drying, curing, grading or trimming of cannabis. Such licenses further permit the production of a limited number of non-manufactured cannabis products and the sales of cannabis to certain licensed entities within the state of California for resale or manufacturing purposes.

An adult-use or medical manufacturing license permits the manufacturing of cannabis products. Manufacturing includes the compounding, blending, extracting, infusion, packaging or repackaging, labeling or relabeling, or other preparation of a cannabis product.

In the state of California, only cannabis that is grown in the state can be sold in the state. Although California is not a vertically-integrated system, the state allows licensees to make wholesale purchase of cannabis from, or a distribution of cannabis and cannabis product to, another licensed entity within the state.

Holders of marijuana licenses in California are subject to a detailed regulatory scheme encompassing: security, staffing, sales, manufacturing standards, inspections, inventory, advertising and marketing, product packaging and labeling, records and reporting, and more. As with all jurisdictions, the full regulations, as promulgated by each applicable state agency, should be consulted for further information about any particular operational area.

Licensed cannabis businesses may partner with non-licensed business entities pursuant to intellectual property licensing agreements subject to certain disclosure requirements and approvals by the DCC.

California Dispensary Requirements

Cannabis retailers may only sell cannabis products that were received by the retail licensee from a licensed distributor or licensed microbusiness authorized to engage in distribution, and the licensed retailer must verify that the cannabis goods have not exceeded their best-by, sell-by, or expiration date if one is provided. The goods must have undergone appropriate laboratory testing, and the batch number labeled on the package of cannabis goods must match the batch number on the corresponding certificate of analysis for regulatory compliance testing. The packaging and goods must comply with all applicable laws in order for the goods to be sold at the retail location. In addition to cannabis goods, a licensed retailer may sell only cannabis accessories and licensee’s branded merchandise. A licensed retailer may not provide free cannabis goods except for in certain limited circumstances.

Cannabis retailers may only display cannabis goods for inspection and sale in the retail area. Such goods may be removed from their packaging and placed in containers to allow for customer inspection, so long as the containers are not readily accessible to customers without assistance of retailer personnel. A container must be provided to the customer by the licensed retailer or its employees, who must remain with the customer at all times that the container is being inspected by the customer. Cannabis goods removed from their packaging in this way may not be sold or consumed. They must be destroyed appropriately when they are no longer being used for display.

California Reporting Requirements

The state of California uses METRC as the state’s track-and-trace (“T&T”) system used to track commercial cannabis activity and movement across the distribution chain for all state-issued annual licensees. The system allows for other third-party system integration via application programming interface. Only licensees have access to METRC.

California Storage, Transportation, and Security Requirements

To ensure the safety and security of cannabis business premises and to maintain adequate controls against the diversion, theft, and loss of cannabis or cannabis products, California’s marijuana businesses are required to do the following:

•	maintain a fully operational security alarm system;

•	contract for security guard services;

•	maintain a video surveillance system that records continuously 24 hours a day;

•	ensure that the facility’s outdoor premises have sufficient lighting;

•	not dispense from its premises outside of permissible hours of operation;

•	store cannabis and cannabis product only in areas per the premises diagram submitted to the state of California during the licensing process;

•	store all cannabis and cannabis products in a secured, locked room or a vault;

•	report to local law enforcement within 24 hours after being notified or becoming aware of the theft, diversion, or loss of cannabis; and

•

ensure the safe transport of cannabis and cannabis products between licensed facilities, maintain a delivery manifest in any vehicle transporting cannabis and cannabis products. Only vehicles registered with the BCC that meet BCC distribution requirements are to be used to transport cannabis and cannabis products.

DCC Inspections

The DCC, and its authorized representatives, shall have full and immediate access to inspect and enter onto any premises licensed by the DCC. Prior notice of an inspection, investigation, review, or audit is not required. The DCC may also test any vehicle or equipment possessed by, in control of, or used by a licensee or their agents and employees for the purpose of conducting commercial cannabis activity. Moreover, it may test any cannabis goods or cannabis-related materials, or products possessed by, in control of, or used by a licensee or their agents and employees for the purpose of conducting commercial cannabis activity. The DCC may also copy any materials, books, or records of any licensee or their agents and employees. Failure to cooperate with and participate in any DCC investigation pending against the licensee may result in a licensing violation subject to discipline.

Trademarks, Flavor Concentrate Trade Secrets and Patent Rights

In the United States, we own a number of trademark registrations (designated by the ® symbol) and pending trademark applications (designated by the ™ symbol) for use in connection with our products, including “JONES®,” “JONES SODA CO.® “LEMONCOCCO ®” and “ MARY JONES®,”.

In general, trademark registrations expire 10 years from the filing date or registration date, with the exception in Canada, where trademark registrations expire 15 years from the registration date. All trademark registrations may be renewed for a nominal fee.

Although our flavor concentrate suppliers generally own the proprietary rights to the flavors, we have the exclusive rights to our flavor concentrates developed with our current flavor concentrate suppliers, which we protect as trade secrets. We will continue to take appropriate measures to maintain the secrecy and proprietary nature of our flavor concentrates.

We consider our trademarks and trade secrets to be of considerable value and importance to our business.

Seasonality

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter to quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of stock keeping units or "SKUs" selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Human Capital

We believe the strength of our workforce is one of the significant contributors to our success. Attracting, developing and retaining talent with the right skills to drive our business is central to our purpose, mission and long-term growth strategy. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plan is to attract, retain and reward personnel through the granting of stock-based compensation awards, in order to increase shareholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

As of August 21, 2024, we have 28 employees, all of which are full-time, and with the exception of one employee located in Canada are all located in the United States. Of our 28 employees, 14 are employed in sales and marketing capacities, 6 are employed in administrative capacities and 8 are employed in customer service, manufacturing and quality control capacities. None of our employees are represented by labor unions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto, as well as the “Risk Factors” and “Description of Business” sections included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute primarily in North America through our network of independent distributors and directly to our national and regional retail accounts. We also sell  premium  soda beverage products in select international markets and license cannabis infused beverages and syrups in California, Washington and Canada. Our premium soda beverage products are sold primarily in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our direct store delivery (“DSD”) channel, and we refer to our national and regional accounts who receive shipments directly from us as our direct to retail (“DTR”) channel. We do not directly manufacture any of our premium soda beverage products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various premium beverage soda products online, including soda with customized labels, wearables, candy and other items, and we license our trademarks for use on products sold by other manufacturers. In addition, we currently market and license several cannabis infused beverages and syrups in California, Canada, and Washington through third party manufacturers and distributors. We plan to expand our cannabis product offerings (including the development of hemp-derived Delta-9 THC products) and the states in which we offer such products.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

●	Expand the Jones Soda glass bottle business in existing and new sales channels;

●	Expand our fountain program in the United States and Canada; and

●	Grow the Mary Jones brand, which includes Tetrahydrocannabinol (THC) and cannabidiol (CBD)-infused beverages, edibles, and other related products.

Seasonality and Other Fluctuations

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter-to-quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of stock keeping units or "SKUs" selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed below and elsewhere in this Report. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

There are certain critical accounting estimates that we believe require significant judgment in the preparation of our consolidated financial statements. We have identified below our accounting policies that we use in arriving at key estimates that we consider critical to our business operations and the understanding of our results of operations. This is not a complete list of all of our accounting policies, and there may be other accounting policies that are significant to us. For a detailed discussion on the application of these and our other accounting policies, see Note 1 to Consolidated Financial Statements of this Report.

There have been no material changes in our critical accounting policies during the three months ended June 30, 2024, or through the date of this report.

Revenue Recognition

We recognize revenue under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. We only apply the five-step model (as described in Note 1 to the Consolidated Financial Statements of this Report) to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods and services transferred to the customer.

Inventory

We hold raw materials and finished goods inventories, which are manufactured and procured based on our sales forecasts. We value inventory at the lower of cost or net realizable value and include adjustments for estimated obsolete or excess inventory, on a first in-first out basis. These valuations are subject to customer acceptance, planned and actual product changes, demand for the particular products, and our estimates of future realizable values based on these forecasted demands. We regularly review inventory detail to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions and general economic conditions. The amount and timing of write-downs for any period could change if we make different judgments or use different estimates. We also determine whether a provision for obsolete or excess inventory is required on products that are over 12 months from production date or any changes related to market conditions, slow-moving inventory or obsolete products.

Trade Spend and Promotion Expenses

Throughout the year, we run trade spend and promotional programs with distributors and retailers to help promote on- shelf discounts to our consumers. Additionally, in more limited instances, we enter into customer marketing agreements or various other slotting arrangements. The provisions for discounts, slotting fees and promotion allowances are recorded as an offset to revenue and shown net on the consolidated statement of operations. Estimates are made to accrue for amounts that have not yet been invoiced in the month that the program occurs, or in the case of slotting, when the commitment is made.

Results of Operations

Quarter Ended June 30, 2024 Compared to Quarter Ended June 30, 2023

Revenue

For the quarter ended June 30, 2024, revenue increased by approximately $2.4 million, or 48.9%, to approximately $7.2 million compared to approximately $4.8 million for the quarter ended June 30, 2023. The increase in sales revenue was primarily the result of an increase in sales volume of the Mary Jones branded products, increase in our Nuka Cola sales online, in addition to an increase in revenue related to core Jones Soda sales in Canada.

For the quarter ended June 30, 2024, trade spend and promotion allowances, which reduced the amount of revenue for the sales of our product, totaled approximately $1.2 million, an increase of approximately $764,000, or 193.3%, compared to approximately $394,000 for the quarter ended June 30, 2023, primarily due to promotional and pricing programs related to Mary Jones products and core Jones Soda sales in Canada.

Gross Profit

For the quarter ended June 30, 2024, gross profit increased by approximately $1.0 million, or 64.3% to approximately $2.6 million compared to approximately $1.6 million for the quarter ended June 30, 2023. For the quarter ended June 30, 2024, gross margin increased to 35.8% from 32.4% for the quarter ended June 30, 2023. This increase was primarily driven by proactive pricing adjustments and supply chain optimization especially in Canada where the Company has moved to DOT Foods as its primary distributor, as well as increased sales of our Mary Jones branded products which generally have higher margins than our other products.

Selling and Marketing Expenses

Selling and marketing expenses for the third quarter ended June 30, 2024 were approximately $1.9 million, an increase of approximately $848,000 or 78.5% compared to approximately $1.1 million for the quarter-ended June 30, 2023. This increase was primarily a result expenses related to the launch of new products introduced in 2024 and rebranding costs, most of which we believe to be one-time expenses. We also incurred an increase in online marketing spend for both the Jones Soda and Mary Jones brands. Additionally, we increased our marketing initiatives with companies involved with action sports, including a partnership with Thrill One Sports & Entertainment, in the second quarter of 2024 that did not occur in the second quarter of 2023. Selling and marketing expenses as a percentage of revenue increased to 26.9% in the second quarter ended June 30, 2024 from 22.5% in the same period in 2023. We intend to continue to balance selling and marketing expenses with our working capital resources. For the three months ended June 30, 2024 and 2023, non-cash expenses included in selling and marketing expenses (stock compensation and depreciation) were approximately $38,000 and $28,000, respectively.

General and Administrative Expenses

General and administrative expenses for the second quarter ended June 30, 2024 were approximately $2.2 million, an increase of approximately $730,000, or 48.4%, compared to approximately $1.5 million for the quarter ended June 30, 2023. This increase was primarily a result of increased legal expenditures related to our Mary Jones business, in addition to increased travel expenditures in connection with the Company’s growth plan that includes new supply chain and sponsorship partners. General and administrative expenses as a percentage of revenue decreased slightly to 31.3% in the second quarter ended June 30, 2024 from 31.4% in the same quarter in 2023. We intend to continue to carefully manage general and administrative expenses with our working capital resources. For the three months ended June 30, 2024 and 2023, non-cash expenses included in general and administrative expenses (stock compensation and depreciation) were approximately $435,000 and $268,000, respectively. The increase in non-cash expenses included in general and administrative expenses in the second quarter of 2024 was primarily due to the restricted stock units granted to members of the Company’s Board of Directors in the current quarter ended June 30, 2024 resulting in a higher expense than the expense associated with the stock options granted to members of the Company’s Board of Directors in the same quarter of 2023.

Interest Expense

We incurred $7,000 in interest expense for the quarter ended June 30, 2024 due to our current line of credit balance, compared to nil for the quarter ended June 30, 2023.

Income Tax Expense

We incurred approximately $11,000 and $17,000 of income tax expense during the quarters ended June 30, 2024 and 2023, respectively, primarily related to the tax provision on income from our Canadian operations. We have not recorded any tax benefit for the loss in our U.S. operations as we have recorded a full valuation allowance on our U.S. net deferred tax assets. We expect to continue to record a full valuation allowance on our U.S. net deferred tax assets until we sustain an appropriate level of taxable income through improved U.S. operations. Our effective tax rate is based on recurring factors, including the forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a full valuation allowance on our U.S. net deferred tax assets.

Net loss

Net loss for the quarter ended June 30, 2024 was approximately $1.6 million compared to net loss of approximately $1.0 million for the quarter ended June 30, 2023. This increase in net loss was primarily due to the increased sales and marketing and general and administrative costs associated with the development of new products and other operating expenses to support Company's growth plans being partially offset by increased revenues.

Six months ended June 30, 2024 compared to six months ended June 30, 2023

Revenue

For the six months ended June 30, 2024, revenue increased by approximately $3.5 million, or 40.1%, to approximately $12.2 million compared to approximately $8.7 million for the six months ended June 30, 2023. The increase in sales revenue was primarily the result of an increase in sales volume of the Mary Jones branded products, an increase in our Nuka Cola sales online, and an increase in revenue related to core Jones Soda sales in Canada.

For the six months ended June 30, 2024, trade spend and promotion allowances, which reduced the amount of revenue for the sales of our product, totaled approximately $1.6 million, an increase of approximately $901,000, or 128.9%, compared to approximately $699,000 for the six months ended June 30, 2023, primarily due to promotional and pricing programs related to Mary Jones products and core Jones Soda sales in Canada.

Gross Profit

For the six months ended June 30, 2024, gross profit increased by approximately $1.8 million, or 65.3%, to approximately $4.5 million compared to approximately $2.7 million for the six months ended June 30, 2023. For the six months ended June 30, 2024, gross margin increased to 36.6% from 31.1% for the six months ended June 30, 2023. This increase was primarily driven by proactive pricing adjustments, supply chain optimization, and increased sales of our Mary Jones branded products which generally have higher margins than our other products.

Selling and Marketing Expenses

Selling and marketing expenses for the six months ended June 30, 2024 increased by approximately $1.3 million to $3.4 million in comparison to $2.1 million for the six months ended June 30, 2023. This increase was primarily a result of expenses related to the launch of new products introduced in 2024 and rebranding costs, most of which we believe to be one-time expenses. We also incurred an increase in online marketing spend for both the Jones Soda and Mary Jones brands. Additionally, we increased our marketing initiatives with companies involved with action sports in the first half of 2024 that did not occur in the first half of 2023. Selling and marketing expenses as a percentage of revenue increased to 28.1% in the six months ended June 30, 2024 from 24.3% in the same period in 2023. We intend to continue to balance selling and marketing expenses with our working capital resources. For the six months ended June 30, 2024 and 2023, non-cash expenses included in selling and marketing expenses (stock compensation and depreciation) were approximately $65,000 and $55,000, respectively.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2024 were approximately $3.8 million, an increase of approximately $819,000, or 27.6%, compared to approximately $3.0 million for the six months ended June 30, 2023. This increase was primarily a result of increased legal expenditures related to our Mary Jones business, in addition to increased travel expenditures in connection with the Company’s growth plan that includes new supply chain and sponsorship partners. General and administrative expenses as a percentage of revenue decreased to 31.1% in the six-month period ended June 30, 2024 from 34.2% in the same period in 2023. We will continue to carefully manage general and administrative expenses with our working capital resources. For the six months ended June 30, 2024 and 2023, non-cash expenses included in general and administrative expenses (stock compensation and depreciation) were approximately $582,000 and $515,000, respectively. The increase in non-cash expenses included in general and administrative expenses in the first half of 2024 was primarily due to restricted stock units granted to members of the Company’s Board of Directors in first half of 2024 being partially offset by fewer stock options granted to officers and directors in this period compared to the same period in the prior year.

Interest Expense

We incurred $7,000 in interest expense for the six months ended June 30, 2024 due to our current line of credit balance, compared to nil for the six months ended June 30, 2023.

Income Tax Expense

We incurred approximately $21,000 and $22,000 of income tax expense during the six months ended June 30, 2024 and 2023, respectively, primarily related to the tax provision on income from our Canadian operations. We have not recorded any tax benefit for the loss in our U.S. operations as we have recorded a full valuation allowance on our U.S. net deferred tax assets. We expect to continue to record a full valuation allowance on our U.S. net deferred tax assets until we sustain an appropriate level of taxable income through improved U.S. operations. Our effective tax rate is based on recurring factors, including the forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a full valuation allowance on our U.S. net deferred tax assets.

Net loss

Net loss for the six months ended June 30, 2024 was approximately $2.7 million compared to net loss of approximately $2.4 million for the six months ended June 30, 2023. This increase in net loss was primarily due to the increased sales and marketing and general and administrative costs associated with the development of new products and other operating expenses to support the Company's growth plans being partially offset by increased revenues.

Years Ended December 31, 2023 and 2022

Revenue

For the year ended December 31, 2023, revenue was approximately $16.7 million, a decrease of $2.4 million, or 12.7%, from approximately $19.1 million in revenue for the year ended December 31, 2022. This decrease was primarily a result of $1.5 million in revenues from core bottle soda sales from a one-time inventory stocking event with one of our largest customers in 2022 that was not repeated during 2023. Additionally, the decrease in sales revenue was also a result of a decrease in fountain sales and sales related to the food services during 2023 compared to 2022. Additionally, we experienced a decrease in Canadian DSD sales. These decreases were partially offset by an approximate increase of $950,000 in licensing revenues from our Mary Jones beverages and syrups sold during 2023. For both years ended December 31, 2023 and 2022, promotion allowances and slotting fees, which offset revenue, totaled approximately $1.6 million.

During 2023 and 2022, the percentage of our revenues generated in Canada was 18% and 19%, respectively.

Gross Profit

	Year Ended December 31,
	2023	2022	% Change
	(Dollars in thousands)
Gross Profit	$4,855	$5,143	-5.6%
% of Revenue	29.1%	26.9%

For the year ended December 31, 2023, gross profit decreased by $288,000, or 5.6%, to approximately $4.9 million compared to approximately $5.1 million for the year ended December 31, 2022, as a result of reduced sales revenue in 2023 being partially offset by reduced costs primarily due to improved supply chain management and proactive pricing adjustments. For the year ended December 31, 2023, gross margin increased to 29.1% from 26.9% for the year ended December 31, 2022.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2023 were approximately $4.4 million, a decrease of $587,000, or 11.8%, from approximately $5.0 million for the year ended December 31, 2022. This decrease was primarily a result of non-cash stock consideration paid by the Company in connection with two sponsorship agreements entered into by the Company during 2022 that did not occur again in 2023. Selling and marketing expenses as a percentage of revenue was 26.3% for the year ended December 31, 2023 compared to 26.0% for the year ended December 31, 2022. We will continue to work on balancing selling and marketing expenses with our working capital resources.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2023 were approximately $5.4 million, a decrease of $900,000, or 14.6%, compared to approximately $6.3 million for the year ended December 31, 2022. This decrease was primarily a result of fewer general business start-up costs associated with the development of our Mary Jones brand in 2023 compared to 2022. General and administrative expenses as a percentage of revenue decreased to 32.1% for the year ended December 31, 2023 from 32.9% in 2022. We will continue work on balancing general and administrative expenses with our working capital resources.

Interest Expense

We incurred no interest expense during 2023, compared to approximately $377,000 for the year ended December 31, 2022. The $377,000 interest expense incurred during 2022 was primarily related to the conversions of both the Contingent Convertible Debentures and the remaining 2018 Convertible Notes (each as discussed in Note 5) that resulted in all capitalized costs associated with the issuance of these notes being fully expensed upon conversion. The interest expense incurred during 2022 was non-cash.

Interest Income

We earned approximately $52,000 of interest income for the year ended December 31, 2023, compared to $6,000 for the year ended December 31, 2022. This increase was attributed to the increase in interest rates in 2023 compared to 2022.

Income Tax Expense

We had income tax expense of $33,000 and $28,000 for the years ended December 31, 2023 and 2022, respectively, primarily related to the tax provision on income from our Canadian operations. We have not recorded any tax benefit for the loss in our U.S. operations as we have recorded a full valuation allowance on our U.S. net deferred tax assets. We expect to continue to record a full valuation allowance on our U.S. net deferred tax assets until we sustain an appropriate level of taxable income through improved U.S. operations. Our effective tax rate is based on recurring factors, including the forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a full valuation allowance on our U.S. net deferred tax assets.

Net Loss

Net loss for the year ended December 31, 2023 decreased to approximately $4.9 million from a net loss of $6.4 million for the year ended December 31, 2022. The decrease in net loss was primarily due to the decreased marketing and administrative costs associated with the launch of our cannabis infused beverage and syrups that occurred in 2022 and the beforementioned non-cash stock consideration paid by the Company in connection with two sponsorship agreements entered into by the Company during the third quarter of 2022 that did not repeat in 2023.

Liquidity and Capital Resources

As of June 30, 2024 and December 31, 2023, we had cash and cash-equivalents of approximately $1.5 million and $3.9 million, respectively, and working capital of approximately $5.2 million and $7.2 million, respectively. Net cash used in operations during the six months ended June 30, 2024 and 2023 totaled approximately $2.5 million for both June 30, 2024 and June 30, 2023. We incurred a net loss of approximately $2.7 million for the six months ended June 30, 2024 compared to a net loss of approximately $2.4 million for the six months ended June 30, 2023. Our accumulated deficit increased to $85.8 million as of June 30, 2024 compared to an accumulated deficit of $83.1 million as of December 31, 2023.

For the six months ended June 30, 2024, net cash provided by financing activities totaled approximately $97,000 most significantly due to the proceeds from our line of credit offset by the repayments on our insurance financing agreement. For the six months ended June 30, 2023, net cash used in financing activities totaled approximately $408,000 due to repayments on our insurance financing agreement.

We have experienced recurring losses from operations and negative cash flows from operating activities. These factors initially raised substantial doubt regarding the Company’s ability to continue as a going concern. The Company has increased gross margins in 2023 and in the six months ended June 30, 2024. In 2024, the Company is restructuring its customer distribution channels and has partnered with certain distributors. For the six months ended June 30, 2024, our current distributor network has resulted in more favorable margins and the trend should continue throughout 2024. Additionally, the Company is concentrating on product mix and customer channels that yield higher sales and margins (such as the food service channel), focused on the sales growth in the Mary Jones Brand. Moving forward, we have put a strong emphasis on monitoring and reducing operating costs when and if possible. On May 17, 2024, the Company signed a financing agreement from a creditor to provide the Company with a $2 million revolving credit facility for working capital needs.

Additionally, subsequent to June 30, 2024 the Company closed two tranches of a private placement equity raise for an aggregate amount of $3.7 million of gross proceeds for the Company (the "Private Placement”).

Based on management's current operating plan, the Company believes its cash and cash equivalents on hand, projected cash generated from product sales, proceeds from the Private Placement, and funds available from the committed revolving credit facility are sufficient to fund the Company's operations for a period of at least 12 months subsequent to the issuance of the accompanying Condensed Consolidated Financial Statements and alleviates the conditions that initially raised substantial doubt regarding the Company's ability to continue as a going concern.

During the six months ended June 30, 2024 and 2023, we received $37,000 and nil, respectively from the cash exercise of stock options. From time to time, we may receive additional cash through the exercise of stock options or stock warrants. However, we cannot predict the timing or amount of cash proceeds we may receive from the exercise, if at all, of any of the outstanding stock options or warrants.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our Board of Directors to serve until our next annual meeting of shareholders or until his or her successor is elected and qualified. The following table sets forth information regarding the members of our Board of Directors and our executive officers as August 21, 2024:

NAME	AGE	POSITION
David Knight	60	President, Chief Executive Officer
Eric Bitner	44	Chief Operating Officer
Jerry Goldner	56	Chief Growth Officer
Joe Culp	32	Interim Chief Financial Officer and Director Finance
Mark Murray	64	Director
Paul Norman	58	Chairman of the Board of Directors
Gregg Reichman	63	Director
Clive Sirkin	60	Director
Ronald Dissinger	65	Director

David Knight

Mr. Knight was appointed as our President and Chief Executive Officer effective June 23, 2023. Prior to this appointment, Mr. Knight has accumulated 37 years of global marketing sales, and corporate communications experience with several diverse companies. From 2021 to March 2023, Mr. Knight was the Chief Beverage Officer for CFH Ltd. where he built a beverage division that included CBD beverages, from 2019 to 2021 he was the Chief Revenue Officer for PIN Business Network, from 2017 to 2019 he was the Chairman and CEO of Rego Payment Architectures, and from 2007 to 2017, Mr. Knight was CEO and Co-founder of SX Latin Liquors, a start-up company that developed and launched a new product range of Latin spirits. Mr. Knight was also the Vice President of Internal Communications for eBay Inc. from 2006 to 2008, the Vice President of International Marketing for eBay Inc. from 2004 to 2006, the Vice President of Marketing Gatorade International for PepsiCo International from 2001 to 2004, and the Vice President of Marketing Asia Pacific for Quaker Oats from 2000 to 2001. Mr. Knight has a Bachelor of Business, Marketing from the University of New South Wales in Sydney, Australia.

Eric Bittner

Mr. Bittner was appointed as the Company’s Chief Operating Officer, effective March 12, 2024. Mr. Bittner has extensive leadership experience in the beverage industry where he has been primarily focused on the commercialization of vertically integrated platforms across multiple beverage categories. He most recently was Senior Vice President of North American Manufacturing at Fevertree USA Inc. from September 2022 to May 2023, where he was responsible for developing the North American manufacturing strategy and expanding their operational footprint. Prior to that, he was Senior Vice President of Operations at Roar Beverages, Inc. from July 2021 to September 2022. He has also held several supply chain leadership positions, including Vice President Supply Chain at Proud Source Water from March 2021 to July 2021, Director, Supply Chain Strategy and Operations Development at Keurig Dr. Pepper Inc. from 2019 to 2021, and Hot Fill Manager at Niagara Bottling LLC from 2012 to 2019. Throughout the course of his career, Mr. Bittner has overhauled and redesigned craft breweries into diversified co-packers that are strategically focused on spirits, ready-to-drink cocktails, and a wide array of crafted cannabinoid-based drinks. Mr. Bittner obtained both his Master of Science, Nutrition, and his Bachelor of Science, Nutrition and Food Science from Florida State University.

Jerry Goldner

Mr. Goldner was appointed as the Company's Chief Growth Officer effective October 23, 2023. Mr. Goldner's career spans across many senior executive leadership positions at companies in the food and beverage industry and he has a long proven history in creating and accelerating company value and growth. Prior to this appointment as the Company’s Chief Growth Officer, Mr. Goldner served in various roles with Stryve Foods including: SVP Marketing/GM from May to October 2023, Chief Customer Officer from August 2022 to October 2023 and Vice President of Sales from April 2021 to August 2022. He was also Chief Growth Officer at CFH, Ltd from September 2020 to April 2021, President of Skout Backcountry from April 2017 to September 2020,  Senior Vice President of Sales for Farmwise from July 2016 to April 2017, GM/SVP at Saxco International from August 2013 to January 2016, Vice President North American Marketing and Sales for Owens-Illinois from May 2012 to March 2013, Vice President North American sales for Tribe foods/Nestle from January 2010 to May 2012, and Director Marketing, Account Specific Marketing, Promotions and Marketing Services for Kellogg Company from 1990 to 2009.

Joe Culp

Mr. Culp has served as our Interim Chief Financial Officer and Principal Financial Officer since March 2022, and our Director of Finance since January 2023. He has been our Principal Accounting Officer since March 8, 2021, and has served in various financial positions since joining us in January 2019, including as Principal Financial Officer from March 8, 2021 to November 23, 2021 and Controller from March 2021 to January 2023. Previously, Mr. Culp served as a senior accountant in the audit department of Moss Adams LLP from 2014 to November 2018, performing audits for both public and private companies across various industries including manufacturing, public utilities, financial institutions, health care, and contractors. Mr. Culp received a Bachelor of Arts degree in Accounting and Master's in Accounting, both from Washington State University, and is a Certified Public Accountant.

Mark Murray

Mr. Murray was our President and Chief Executive Officer from December 1, 2020 through June 23, 2023, and has been a director of Jones Soda since May 19, 2021.  Prior to that, he was the President of JGC Food Company (“JGC”), a position he held from 2017 to May 2019, and was previously the Vice President of Sales and Marketing of JGC from 2013 to 2017. He was the Vice President of Sales of Harry’s Fresh Foods from 2011 and 2013 and Vice President of National Accounts of Solo Cup Company from 2008 to 2011.  Prior to 2008, Mr. Murray held numerous other roles in sales and marketing, including a 22-year career with Kraft Foods. Mr. Murray received a Bachelor of Arts degree in Marketing, from Michigan State University.  We believe Mr. Murray is qualified to serve on our Board of Directors because he brings first-hand knowledge of the Company's day-to-day operations as well as an understanding of the operational, financial and strategic issues facing our Company.

Paul Norman

Mr. Norman has been a director of Jones Soda since August 2019 and has served as the Chairman of our Board of Directors since March 15, 2022. Mr. Norman is a global consumer products leader with over 30 years of experience creating brand and shareholder value. He currently serves as chairman of the boards of directors of Simply Better Brands Corp. (TSX: SBBC)(OTCQB: PKANF). Mr. Norman previously served as the President of CHW Acquisition Corporation (Nasdaq: CHWA), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, from February 2021 to August 2022, when such company completed a business combination transaction. From 2019 to 2020, he served as chairman and CEO of HeavenlyRx, a privately held CBD wellness company. Prior to HeavenlyRx, Mr. Norman spent three decades at Kellogg, the $11 billion multinational food-manufacturing company, where his tenure was defined by transformation, profitable growth and shareholder value creation through strategic portfolio management, innovation and diverse talent development and leadership. He has deep experience in building brands while successfully navigating complex regulatory environments where challenges around marketing and nutrition/ ingredient labeling restrictions are constantly evolving. As President of Kellogg’s $9 billion North American business from 2015 to 2018, Mr. Norman led initiatives such as the exit of Direct Store Delivery, which transformed U.S. Snacks to a warehouse pull model. He was instrumental in accelerating mergers and acquisitions activity at Kellogg, including Kellogg’s acquisition of RX bar in 2017 for $600 million. In his role, Mr. Norman interacted regularly with the Kellogg board of directors, attending all board meetings and collaborating closely with several sub-committees. He also participated in analyst and investor calls for the company. Prior to serving as President of Kellogg’s North American business in 2015, Mr. Norman served as the company’s Chief Growth Officer from 2013 to 2015, where he developed the Kellogg global category operating model. In that role he focused on long-term innovation, building sales and marketing capability, and long-term strategy for the company’s breakfast and snacks categories. Concurrent with the Chief Growth Officer role, Mr. Norman served as interim President of the U.S. Morning Foods business, which generated approximately $3 billion in revenues. In 2008, he was promoted to president of Kellogg International, where he built a team and platform to support international growth, a key pillar of the company’s growth plan. As part of that team, Mr. Norman helped to facilitate the acquisition of Pringles® in 2012, which was key to the company’s plans for global expansion and growth. In 2012, he led the integration of Pringles® and the restructuring of Kellogg’s European business to implement the new “Wired to Win” operating model, which resulted in significantly improved European top and bottom line performance. From 2004 to 2008, Mr. Norman led U.S. Morning Foods, which included cereal, PopTarts®, the Kashi Company, and the frozen foods division, to five years of sequential profitable sales and share growth. He was named managing director of Kellogg’s U.K./ Republic of Ireland business in 2002, where he successfully led a turnaround in sales performance and helped to grow the company’s cereal market share for the first time in 11 years. In 2000, Mr. Norman became president of Kellogg Canada Inc. and from 1989 to 2000, he held progressively more senior marketing roles at U.S. Morning Foods across France, Canada, Latin America and the U.S. In addition to his time at Kellogg, from 2016 to 2018 Mr. Norman served as a member of the Grocery Manufacturers Association board of directors, where he served on the executive committee. He also served as a Trustee of the Food Marketing Institute Foundation board, from 2016 to 2018. Mr. Norman received a bachelor’s degree with honors in French from Portsmouth Polytechnic.   We believe Mr. Norman is qualified to serve on our Board of Directors because of his branding, business strategy and marketing expertise and experience in the food industry. Mr. Norman is an “Investor Designee” of Heavenly Rx, as defined in the Investor Rights Agreement between the Company and Heavenly Rx and was appointed to the Board of Directors in accordance with the terms and conditions of such agreement.

Gregg Reichman

Mr. Reichman has been a director of Jones Soda since February 27, 2023. Mr. Reichman is the Co-Founder of Active Funding Group LLC (“AFG”) a business that focuses on entrepreneurial real estate ventures and on the distressed real estate sector. Under Reichman’s guidance, AFG grew from a startup to a successful private lending company. We believe Mr. Reichman brings to our Board of Directors executive leadership experience and experience with mergers and acquisitions.

Clive Sirkin

Mr. Sirkin has been a director of Jones Soda since August 2019. Mr. Sirkin is a seasoned marketing executive who has held various executive roles in large multinational consumer packaged goods companies. He was most recently the Chief Growth Officer for the Kellogg Company from January 2016 through February 2019. In this capacity he was a member of the company's Executive Committee and was responsible for R&D, innovation, sales, marketing, research and analytics and setting the category strategy for the company. Prior to Kellogg, Clive served as the Chief Marketing Officer of Kimberly-Clark from March 2012 to November 2015, overseeing all marketing across their B2B and B2C divisions. This followed a 16+ year career in advertising at Leo Burnett, where he served in various leadership capacities across multiple geographies culminating in being named Group Managing Director with responsibility for setting the global business strategy for the group. He served on the Global Executive Committee and the Board of the company. Mr. Sirkin currently serves on the Boards of Screendragon ltd., Fyllo Tech, UCAN and 70 Faces Media. He earned a B. Comm. degree from the University of Witwatersrand in South Africa in 1985.  We believe Mr. Sirkin is qualified to serve on our Board of Directors because of his marketing expertise and experience in the food industry. Mr. Sirkin is an “Investor Designee” of HeavenlyRx, as defined in the Investor Relations Agreement between the Company and HeavenlyRx, and was appointed to the Board of Directors in accordance with the terms and conditions of such agreement.

Ronald Dissinger

Mr. Dissinger has been a director of Jones Soda since May 25, 2023. Mr. Dissinger served in financial leadership roles with Kellogg Company both domestically and internationally. From January 2010 until his recent retirement, Mr. Dissinger was the Senior Vice President and Chief Financial Officer of the Kellogg Company. Previously, Mr. Dissinger had served in a number of financial roles with the Kellogg Company, including Assistant Controller, Vice President and Chief Financial Officer Europe, and Vice President and Chief Financial Officer North America. Mr. Dissinger obtained a bachelor of science from Albright College in 1980 and is also a Certified Management Accountant. We believe Mr. Dissinger brings to our Board of Directors executive leadership experience and expertise and Finance and Accounting.

Family Relationships and Other Arrangements

There are no family relationships among our executive officers and directors. There are no arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our shareholders.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors selects the Chairman by consensus. Mr. Norman currently serves as the Chairman of the Board. The Board of Directors does not have a specific policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate, or if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors. Currently, these roles are separate and the Chairman is a non-employee director. The Board of Directors believes that it should have discretion to determine the most appropriate leadership structure within the Board of Directors from time to time.

The Board of Directors believes having an independent Chairman of the Board is the appropriate leadership structure for the Board of Directors at this particular time. The Board of Directors believes this structure ensures a greater role for the independent directors in the oversight of the Company, as well as their active participation in setting agendas and establishing priorities and procedures for the work of the Board of Directors. The Board of Directors also believes its administration of risk oversight, as discussed below, has not affected the Board's leadership structure.

The Board of Directors oversees the Company’s risk management process, while executive management oversees and manages risk on a day-to-day operational basis. The Board of Directors receives regular reports from executive management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. While the Board of Directors is ultimately responsible for risk oversight, each of the committees of the Board of Directors assists in fulfilling these oversight responsibilities. The Audit Committee oversees management of financial risks by identifying key areas of risk for the Company, reviewing management's policies, programs and policies to deal with risk, identifying members of management whose responsibility it is to manage risks and receiving reports from such persons. The Compensation and Governance Committee is responsible for overseeing the management of risks relating to corporate governance and the compensation of executives, employees and non-employee directors. The independent members of the board manage risks associated with Board composition, including the independence of Board members. The Chair of the relevant Board committee reports on its discussions regarding risk management to the full Board of Directors, enabling the Board of Directors and its committees to coordinate the risk oversight roles.

Director Independence

Our Board of Directors has determined that four of our director nominees, Messrs. Reichman, Norman, Dissinger, and Sirkin, are “independent directors” within the meaning of the listing standards of The Nasdaq Stock Market (“Nasdaq”). In making its independence determinations, our Board of Directors considered all relationships between any of the directors and our Company.

Committee of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation and Governance Committee (the “Compensation Committee”), and a Mergers and Acquisitions and Investments Committee. Our entire Board of Directors serves in place of a Nominating Committee, and our independent directors are responsible for, among other things, identifying individuals qualified to become members of our Board of Directors and approving director candidates for election to our Board of Directors.

Audit Committee

The Audit Committee represents our Board of Directors in discharging its responsibilities relating to our accounting, reporting, financial and internal control practices, and any related party transactions. Among its responsibilities, the Audit Committee: is responsible for selecting, retaining or replacing our independent auditors; reviews the scope, fees and result of their audit; reviews the independence of the auditors; reviews and approves any non-audit services and related fees; is informed of their significant audit findings and management's responses; reviews the adequacy of our accounting and financial personnel; reviews our financial reporting processes and internal controls over financial reporting and disclosure controls and procedures; and oversees legal and regulatory compliance matters, including reviewing and approving all significant related party transactions and potential conflict of interest situations. The Audit Committee reviews the quarterly and annual financial statements and recommends their acceptance to the Board of Directors. The Audit Committee also periodically reviews, in consultation with the Compensation Committee, our Code of Conduct and Code of Ethics, and establishes and reviews (a) procedures for receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters; and (b) procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee on a periodic basis, and by the Board of Directors as appropriate. A current copy of the charter is available on our website at www.jonessoda.com under the Investor Relations tab under the heading “Corporate Governance.”

The audit committee is currently comprised of Messrs. Dissinger, (Chair), Sirkin, and Reichman. The Board of Directors have determined that, after consideration of all relevant factors, Messrs. Dissinger, Sirkin, and Reichman qualify as an “independent” director under applicable SEC and Nasdaq rules. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of our consolidated financial statements, or those of any of our current subsidiaries, at any time during the past three years. The Board of Directors have determined that  Ronald Dissinger qualifies as an “audit committee financial expert” as defined under applicable SEC rules.

Compensation and Governance Committee

The Compensation Committee is currently comprised of Messrs. Sirkin (Chair), Reichman, and Norman. Our Board of Directors has determined that, after consideration of all relevant factors, each of the directors who served on the Compensation Committee during the year ended 2023 qualified as “independent” and “non-employee” directors under applicable Nasdaq and SEC rules and qualified as an “outside director” pursuant to the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee makes recommendations to our Board of Directors regarding our general compensation policies as well as the compensation plans and specific compensation levels for our executive officers.

The Compensation Committee has a number of functions and responsibilities as delineated in its written charter, which is reviewed by the committee on an annual basis, and by our Board of Directors as appropriate. A current copy of the Compensation Committee charter is available on our website at www.jonessoda.com under the Investor Relations tab under the heading “Corporate Governance.”

The primary functions of the Compensation Committee are to (i) assist our Board of Directors with its responsibilities relating to compensation of our Chief Executive Officer and other executives, employees and directors who are not our employees, (ii) advise our Board of Directors in connection with our retirement, welfare and other benefit plans, and (iii) develop, update, as necessary, and recommend to our Board of Directors corporate governance principles and policies applicable to us, and monitor compliance with such principles and policies. The Compensation Committee, when appropriate, may delegate authority to subcommittees and may delegate authority to one or more designated members of the committee, our Board of Directors or our officers. Additionally, the Compensation Committee, in its sole discretion, may retain compensation consultants, independent counsel, accounting and other professionals without seeking approval of our Board of Directors with respect to the selection, fees or retention terms for these advisors. The Compensation Committee did not retain a compensation consultant in 2023.

Under its charter, the Compensation Committee establishes and annually reviews policies regarding executive compensation. With respect to our Chief Executive Officer, the Compensation Committee solicits input from the full Board of Directors and, based on that input, develops corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and recommends to our Board of Directors the Chief Executive Officer’s compensation based on this evaluation and other relevant information. For other executive officers, the Chief Executive Officer provides the Compensation Committee a performance assessment and recommendation regarding performance goals and compensation. The Compensation Committee reviews this information and the recommendations, as well as other relevant information, and recommends the compensation of these officers on an annual basis to our Board of Directors for approval. With respect to equity grants, the Compensation Committee has the authority, without approval from our Board of Directors, to approve all equity awards to employees and executive officers, although our general practice is to obtain approval from our Board of Directors of equity awards.

The Chief Executive Officer reports to the Compensation Committee periodically on the results of the evaluations of our executive officers (other than the Chief Executive Officer). In addition to the Chief Executive Officer’s involvement in setting individual performance goals, conducting evaluations and making compensation recommendations for other executive officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in recommending to our Board of Directors compensation packages that will enable us to attract and retain key talent.

Under its charter, the Compensation Committee also reviews director compensation practices, including analysis of our practice in comparison to other companies, and recommends to our Board of Directors revisions to the Company’s director compensation program. In addition, the Compensation Committee develops, periodically reviews and recommends to our Board of Directors director and executive stock ownership guidelines, and provides oversight and recommendations to our Board of Directors regarding our tax-qualified and nonqualified benefit plans. In addition, the Compensation Committee develops and recommends to our Board of Directors procedures for selection of the Chairperson of the Board, and helps develop an annual meeting calendar for our Board of Directors. The Compensation Committee recommends to our Board of Directors, as appropriate, the number, type, functions and structure and independence of the committees of our Board of Directors, and helps determine procedures for selection of the Chief Executive Officer and assists with the development and maintenance of a succession plan. The Compensation Committee also periodically reviews, in consultation with the Audit Committee, our Code of Conduct and Code of Ethics, and consults with and supports the Audit Committee with respect to the establishment of (a) procedures for receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters; and (b) procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Compensation Committee also develops, reviews and recommends such other corporate governance policies and principles as it deems appropriate.

Mergers and Acquisitions and Investment Committee

The Mergers and Acquisitions and Investments Committee examines possible strategic acquisitions and significant investments by us to formulate recommendations concerning any such possible transactions to our Board as a whole. The Mergers and Acquisitions and Investments Committee is currently comprised of Messrs. Reichman (Chair), Dissinger, and Norman.

Director Nominations Process

Our entire Board of Directors serves in as the Nominating Committee, and our independent directors are responsible for, among other things, identifying individuals qualified to become members of our Board of Directors and approving director candidates for election to our Board of Directors, including the development of policies and procedures to assist in the performance of these responsibilities. In the event there is a vacancy on our Board of Directors, the independent members of our Board of Directors will initiate the effort to identify appropriate director candidates. The independent members of our Board of Directors will also periodically review the appropriate size of our Board of Directors, any appropriate restrictions on service on our Board of Directors, such as term limits and retirement policy, standards regarding our definition of “independence,” establish performance criteria/expectations for director performance, and oversee the criteria and method for evaluating the effectiveness of our Board of Directors. See “Considerations in Evaluating Director Nominees” for more information on our director nominating process.

Code of Business Conduct and Ethics

We have a Code of Ethics that applies to our Chief Executive Officer and other senior financial officers, as well as a Code of Conduct applicable to all directors, officers and employees. A copy of each is posted on our website at www.jonessoda.com under the Investor Relations tab, under “Corporate Governance” and under the headings “Code of Ethics” and “Code of Conduct,” respectively. If we waive any material provision of our Code of Conduct or Code of Ethics for our Chief Executive Officer or senior financial officers or substantively change the codes, we will disclose that fact on our website within four business days.

Anti-hedging

As part of our Insider Trading Policy, all of our officers, directors and employees are prohibited from engaging in short sales of our securities and any hedging or monetization transactions involving our securities. Our Insider Trading Policy further prohibits such persons from holding our securities on margin in a margin account or otherwise pledging our securities. As of December 31, 2023, none of our directors or executive officers had pledged any shares of our common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2023 and 2022, all compensation awarded or paid by us to, or earned by, the following persons (referred to as our “Named Executive Officers” or “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total
David Knight	2023	181,731	-	-	1,172,000	-		1,353,731
President and Chief Executive Officer	2022	-	-	-	-	-		-
Mark Murray	2023	361,201	50,000	468,000		600	(3)	879,801
Former President and Chief Executive Officer	2022	313,795	90,000	-	-	1,800	(3)	405,595
Eric Chastain (4)	2023	208,000	-	-	28,800	1,800	(3)	238,600
Former Chief Operating Officer, President of the Jones Beverage Division, and Corporate Secretary	2022	200,000	35,280	-	25,000	1,800	(3)	262,080
Joe Culp	2023	130,000	-	-	17,280	-		147,280
Interim Chief Financial Officer	2022	118,404	16,200	-	25,000	-		159,604

(1)

Stock awards awarded to NEOs consist primarily of restricted stock units (“RSUs”) issued under the Company’s 2022 Omnibus Equity Incentive Plan. The amounts shown do not reflect whether the recipient has actually realized or will realize a financial benefit from such awards. The amounts shown represent the aggregate grant date fair value of awards granted as determined in accordance with ASC Topic 718 (defined below) See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 regarding the assumptions underlying the valuation of equity awards.

(2)

Represents the aggregate grant date fair value for awards granted, as applicable, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 regarding the assumptions underlying the valuation of equity awards.

(3)	Consisted of a car allowance and cell phone allowance.
(4)	Mr. Chastain resigned as the Company’s Chief Operating Officer, President of Jones Beverage Division and Corporate Secretary on March 12, 2024.

Narrative Disclosure to Summary Compensation Table

The following describes the material factors necessary to understand the compensation disclosed in the Summary Compensation Table.

David Knight.  Mr. Knight, the Company's President and CEO as of June 23, 2023 has an annual base salary increase of $350,000. Additionally, Mr. Knight is eligible to receive an annual cash bonus of $175,000 (the “Annual Bonus”) in the event that the Company achieves annual revenues in the applicable fiscal year of at least $23,452,000.00 (calculated in accordance with Generally Accepted Accounting Principles in the United States) (the “Knight Revenue Target”) and at least ($959,000) in annual adjusted EBITDA (as calculated in a manner consistent with the calculation of adjusted EBITDA in the previous fiscal year) (the “Knight EBITDA Target”). The Annual Bonus is to be adjusted upward by $2,500 for each 1% that the Company’s actual annual revenues and adjusted EBITDA exceed the Knight Revenue Target and the Knight EBITDA Target, up to a maximum of $175,000 (the total Annual Bonus paid in any given year shall not exceed $350,000).

Pursuant to the terms of the Employment Agreement, the Board on June 8, 2023 granted Mr. Knight non-qualified stock options (the “Stock Options”) to purchase four million (4,000,000) shares of common stock of the Company pursuant to the Company’s standard option award agreement and the terms and conditions of the Company’s 2022 Omnibus Equity Incentive Plan (the “2022 Plan”). The Stock Options shall vest as follows, in each case subject to Mr. Knight’s continued service through the applicable time vesting date: (1) 1,333,333 of the Stock Options shall vest on June 19, 2024, (2) an additional 1,333,333 of the Stock Options shall vest on June 19, 2025, and (3) the remaining 1,333,334 of the Stock Options shall vest on June 19, 2026.

Mark Murray. Mr. Murray, the Company’s former President and CEO had an annual base salary of $290,000 until May 27, 2022, when the Company entered into an employment agreement with Mark Murray (the “Murray Employment Agreement”), pursuant to which Mr. Murray’s was entitled to receive a base salary of $330,000. Effective as of February 28, 2023, the Board of Directors approved a cash bonus for Mr. Murray in the amount of $140,000 related to 2022 performance.

Pursuant to the terms of the Murray Employment Agreement, the Board granted to Mr. Murray one million eight hundred thousand (1,800,000) RSUs, which were to vest as follows, in each case subject to Mr. Murray’s continued service through the applicable time vesting date: (1) 600,000 of the RSUs vested on August 15, 2022, (2) 600,000 of the RSUs were to vest on May 15, 2023, and (3) the remaining 600,000 of the RSUs were to vest on August 15, 2024. However, on December 30, 2022, the Company entered into a rescission agreement with Mr. Murray, whereby each of the Company and Mr. Murray agreed to rescind and cancel for no consideration all 1,200,000 currently outstanding RSUs previously granted to Mr. Murray as well as all 600,000 shares of the Company’s common stock previously issued to Mr. Murray as a result of the vesting of 600,000 RSUs in August 2022. On February 15, 2023, in connection with the terms of the Murray Employment Agreement the Board granted 1,800,000 RSUs to Mark Murray that vest into shares of the Company’s common stock on a one-for-one basis in accordance with the following vesting schedule: (i) 600,000 RSUs on February 15, 2023, (ii) 600,000 RSUs on May 15, 2023, and (iii) 600,000 RSUs on August 15, 2024.

On June 23, 2023 Mr. Murray retired from the Company. In connection with Mr. Murray's retirement, the Company and Mr. Murray entered into a Release of Claims Agreement, dated June 8, 2023 (the “Severance Agreement”). Pursuant to the terms of the Severance Agreement, Mr. Murray is entitled to receive an aggregate severance amount of $221,346.15 (representing his prorated base salary for the remainder of 2023 and 50% of his minimum bonus for 2023) and a continuation of his health benefits for the remainder of 2023. Mr. Murray’s 600,000 vested stock options will also continue to be exercisable until the earlier of six months from the date he is no longer a director on the Board, or their respective expiration date, and his 600,000 unvested RSUs will continue to be subject the terms of such RSUs as long as he continues to serve on the Board.

Eric Chastain. Mr. Chastain, Company's former Chief Operating Officer since June 2014, as Corporate Secretary since December 2015 and as the President of the Jones Beverage Division since November 8, 2021. Mr. Chastain previously served as Vice President of Operations from 2002 until June 2014 when he was promoted to Chief Operating Officer. On February 16, 2023, upon the recommendation of the Company’s Compensation and Governance Committee Mr. Chastain’s annual base salary was increased from $200,000 per year to $208,000 per year, retroactively effective as of January 1, 2023. Effective as of February 28, 2023, the Board of Directors approved a cash bonus for Mr. Chastain in the amount of $36,000 related to 2022 performance. In February 2023, we awarded to Mr. Chastain stock options to purchase 120,000 shares of the Company’s common stock, which have an exercise price of $0.24 per share and vest as follows: (i) 25% vest on February 15, 2024 and (ii) an additional 1/48th vest at the conclusion of each additional one-month period thereafter, in each case subject to Mr. Chastain’s continued employment with us. In February 2022, we awarded to Mr. Chastain stock options to purchase 50,000 shares of the Company’s common stock, which have an exercise price of $0.50 per share and vest as follows: (i) 25% vest on February 2, 2023 and (ii) an additional 1/48th vest at the conclusion of each additional one-month period thereafter, in each case subject to Mr. Chastain’s continued employment with us. During 2023 and 2022, Mr. Chastain was paid a $150 per month cell phone allowance. Eric Chastain resigned from the Company effective March 12, 2024.

Joe Culp. Mr. Culp has served as Interim Chief Financial Officer and Principal Accounting Officer since March 15, 2022, our Director of Finance since January 1, 2023 and our Principal Accounting Officer since March 8, 2021. Previously, Mr. Culp served as our Controller from March 8, 2021 to January 1, 2023. He has served in various financial roles since joining us in January 2019, including as Principal Financial Officer from March 8, 2021 to November 23, 2021. Effective as of January 1, 2023, Mr. Culp’s annual base salary was increased from $120,000 to $130,200. In addition, effective February 28, 2023, the Board approved a cash bonus in the amount of $16,200 for Mr. Culp. In February 2023, we awarded to Mr. Culp stock options to purchase 72,000 shares of the Company’s common stock, which have an exercise price of $0.24 per share and vest as follows: (i) 25% vest on February 16, 2024 and (ii) an additional 1/48th vest at the conclusion of each additional one-month period thereafter, in each case subject to Mr. Culp’s continued employment with us.  In addition, in February 2022, we awarded to Mr. Culp stock options to purchase 50,000 shares of the Company’s common stock, which have an exercise price of $0.50 per share and vest as follows:  (i) 25% vest on February 3, 2023, and (ii) an additional 1/48th vest at the conclusion of each additional one-month period thereafter, in each case subject to Mr. Culp’s continued employment with us.

Outstanding Equity Awards at Fiscal Year-End 2023 Table

The following table presents information about outstanding equity awards held by each of our Named Executive Officers as of December 31, 2023.

		Option Awards
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Exercisable		Unexercisable	Option Exercise Price ($)	Option Expiration Date
David Knight (1)	6/8/2023	—		4,000,000	$0.21	6/8/2033
Mark Murray (2)	5/18/2021	100,000		—	0.59	5/18/2031
	11/3/2020	400,000	(5)	—	0.17	11/3/2030
	11/3/2020	100,000	(5)	—	0.17	11/3/2030
Eric Chastain (3)	2/16/2023	—		120,000	0.24	2/16/2033
	2/3/2022	22,917		27,083	0.50	2/3/2032
	3/23/2021	50,000	(5)	—	0.49	3/23/2031
	3/26/2020	50,000	(5)	—	0.22	3/26/2030
	3/6/2018	25,000	(5)	—	0.35	3/6/2028
	3/6/2018	25,000	(5)	—	0.35	3/6/2028
	12/8/2016	50,000		—	0.49	12/8/2026
	12/8/2016	50,000		—	0.49	12/8/2026
	11/18/2015	50,000		—	0.41	11/18/2025
Joe Culp (4)	2/16/2023	—		72,000	0.24	2/16/2033
	2/3/2022	22,917		27,083	0.50	2/3/2032
	3/23/2021	50,000	(5)	—	0.49	3/23/2031
	11/5/2019	25,000	(5)	—	0.40	11/5/2029
	1/24/2019	25,000	(5)	—	0.28	1/24/2029

		Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Mark Murray (2)	2/15/2023	600,000	$156,000	-	$-

(1)

Mr. Knight's stock options vest as follows (in each case, subject to Mr. Knight’s continued service with the Company):

•4,000,000 stock options granted in June 2023 vest over a three-year period; 1,333,333 of the Stock Options vest on June 19, 2024, the next 1,333,333 of the Stock Options vest on June 19, 2025, and the remaining 1,333,334 of the Stock Options vest on June 19, 2026.

(2)

Mr. Murray's stock options and RSUs vest as follows (in each case, subject to Mr. Murray’s continued service on the Board of Directors):

•1,800,000 RSUs were granted to Mark Murray in February of 2023 that vest into shares of the Company’s common stock on a one-for-one basis, 1,200,000 have already vested and have been released to Mr. Murray and the remaining 600,000 RSUs vest on August 15, 2024;

•100,000 stock options granted in May 2021 all vested in 2022 in connection with certain quantitative performance metrics that were met;

•400,000 stock option granted in November 2020 vest over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter, and

•100,000 stock options granted in November 2020 were fully vested upon grant.

(3)

Mr. Chastain's stock options vest as follows (in each case, subject to Mr. Chastain’s continued service with the Company):

•Stock options granted in February 2023 vest over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter;

•Stock options granted in February 2022 vest over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter;

•Stock options granted in March 2021 vested over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter;

•Stock options granted in March 2020 vested over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter;

•For the stock options granted in March 2018, 50% vest over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter; and 50% vested in March 2019 after certain performance metrics were met;

•Stock options granted in December 2016 vested in 2017 as certain quantitative performance metrics were met;

•Stock options granted in December 2016 vested over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter, and

•Stock options granted in November 2015 vested over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter;

(4)

Mr. Culp's stock options vest as follows (in each case, subject to Mr. Culp’s continued service with the Company):

•Stock options granted in February of 2023 vest over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter;

•Stock options granted in February of 2022 vest over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter;

Stock options granted in March 2021 vested over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter;

•Stock options granted in November 2019 vested over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter; and

•Stock options granted in January 2019 vested over a period of 48 months, with 25% vesting after one year and an additional 1/48th vesting each one-month period of continuous service completed thereafter.

(5)

As described more fully below in the Additional Narrative Disclosure Section regarding the Company’s 2011 Incentive Plan (the “2011 Plan”), the vesting of this award was accelerated by the Company’s Board of Directors on September 30, 2021.

Additional Narrative Disclosure

On September 30, 2021, the Board of Directors upon the recommendation of the Compensation Committee, approved an amendment to the 2011 Plan to decrease the number of shares of common stock available for issuance pursuant to future awards under the 2011 Plan from 4,785,597 shares of common stock to 2,500,000 shares of common stock. In addition, the Board of Directors approved an amendment to the outstanding awards previously granted under the 2011 Plan to provide that upon the closing of the statutory plan of arrangements under the Business Corporations Act (British Columbia) between the Company and Pinestar Gold Corp. (“Plan of Arrangement”), the vesting of all awards outstanding as of September 30, 2021 shall be accelerated, and such awards shall thereafter become immediately vested in full and the restrictions thereon shall lapse. The Plan of Arrangement closed on February 15, 2022.

On March 15, 2022, our Board of Directors adopted the 2022 Omnibus Equity Incentive Plan (the “2022 Plan”), which became effective upon approval by our shareholders on May 16, 2022. Under the 2022 Plan, the sum of (i) 10,000,000 shares of the Company’s common stock, plus (ii) the number of shares of common stock reserved, but unissued under 2011 Incentive Plan (the “2011 Plan”), plus (iii) the number of shares of common stock underlying forfeited awards under the 2011 Plan are initially available for issuance of awards under the Plan. Additionally, the number of shares of the Company’s common stock available reserved under the 2022 plan  is subject to an annual increase on the first day of each calendar year beginning with the first January 1 following the effective date of the 2022 Plan and ending with the last January 1 during the initial ten-year term of the 2022 Plan, equal to the lesser of (A) four percent (4%) of the shares of the Company’s common stock outstanding (which shall include shares issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for shares, including without limitation, preferred stock, warrants and employee options to purchase any shares) on the final day of the immediately preceding calendar year and (B) such lesser number of shares of common stock as determined by our Board of Directors. The Company may grant incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to participants to acquire shares of Company common stock under the 2022 Plan. The 2022 Plan is administered by the Compensation Committee.

Compensation Practices

We have evaluated the risks arising from our compensation policies and practices for our employees and concluded that such risks are not reasonably likely to have a material adverse effect on the Company. In this regard, the following factors, among others, were considered:

●	Compensation is in line with the Company’s business plan and discourages inappropriate risk-taking for short-term gains;

●

Long-term incentive compensation is primarily in the form of stock options that generally vest over multiple year periods, thereby aligning the interests of management and other key employees with the long-term interests of our shareholders;

●	Annual cash bonuses are discretionary and are not governed by a fixed formula; and

●	Sales commissions are not an element of our compensation practices for our Named Executive Officers or other senior management.

Director Compensation

The following table sets forth information with respect to compensation paid by us to our non-employee directors (all directors except for Mr. Murray) during the last completed fiscal year ended December 31, 2023:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension Value &
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards(1)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Paul Norman	35,000	-	320,250	-	-	-	355,250
Clive Sirkin	30,000	-	234,450	-	-	-	264,450
Ronald Dissinger	-	-	94,050	-	-	-	94,050
Gregg Reichman	-	-	101,070	-	-	-	101,070
Chad Bronstein	21,000	-	171,900	-	-	-	192,900
Jamie Colbourne (2)	32,000	-	226,200	-	-	-	258,200

(1)

The amounts in this column represent the aggregate grant date fair values for stock option awards, computed in accordance with FASB ASC Topic 718 for awards granted during the current year. For a discussion of valuation assumptions, see Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(2)	Jamie Colbourne resigned from the Board on April 1, 2023

In February 2023, the Board adopted a non-employee director compensation plan that consisted of a combination of cash and stock options and on February 15, 2023 the Board granted the following stock options under the 2022 Plan to non-employee directors as consideration for their service on the Board:

●

420,000 stock options to Chad Bronstein with an exercise price of $0.26 per share and the following vesting schedule: (i) 140,000 stock options vested upon issuance, (ii) 140,000 stock options will vest on February 15, 2024, and (iii) the remaining 140,000 stock options will vest on February 15, 2025;

●

750,000 stock options to Paul Norman with an exercise price of $0.26 per share and the following vesting schedule: (i) 250,000 stock options vested upon issuance, (ii) 250,000 stock options will vest on May 15, 2023, and (iii) the remaining 250,000 stock options will vest on August 15, 2024;

●

120,000 stock options to Paul Norman as consideration for his service as Chair of the Board, with an exercise price of $0.26 per share and the following vesting schedule: (i) 40,000 stock options vested upon issuance, (ii) 40,000 stock options will vest on February 15, 2024, and (iii) the remaining 40,000 stock options will vest on February 15, 2025;

●

750,000 stock options to Jamie Colbourne with an exercise price of $0.26 per share and the following vesting schedule: (i) 250,000 stock options vested upon issuance, (ii) 250,000 stock options will vest on May 15, 2023, and (iii) the remaining 250,000 stock options will vest on August 15, 2024;

●

120,000 stock options to Jamie Colbourne as consideration for his service as Chair of the Audit Committee, with an exercise price of $0.26 per share and the following vesting schedule: (i) 40,000 stock options vested upon issuance, (ii) 40,000 stock options will vest on February 15, 2024, and (iii) the remaining 40,000 stock options will vest on February 15, 2025;

●

420,000 stock options to Clive Sirkin with an exercise price of $0.26 per share and the following vesting schedule: (i) 140,000 stock options vested upon issuance, (ii) 140,000 stock options will vest on May 15, 2023, and (iii) the remaining 140,000 stock options will vest on August 15, 2024; and

●

120,000 stock options to Clive Sirkin as consideration for his service as Chair of the Compensation and Governance Committee, with an exercise price of $0.26 per share and the following vesting schedule: (i) 40,000 stock options vested upon issuance, (ii) 40,000 stock options will vest on February 15, 2024, and (iii) the remaining 40,000 stock options will vest on February 15, 2025.

Additionally, on February 15, 2023, the Board approved the following one-time cash payments to the then current non-employee directors on the Board: (i) Chad Bronstein - $21,000; (ii) Clive Sirkin - $30,000; (iii) Jamie Colbourne - $32,000; and (iv) Paul Norman - $35,000.

On April 3, 2023, the Board, upon the recommendation of the Compensation Committee granted the following stock options to Gregg Reichman in connection with his appointment to the Board:

●

140,000 stock options with an exercise price of $0.236 per share and the following vesting schedule: (i) 47,000 stock options on April 3, 2024, (ii) 47,000 stock options on April 3, 2025, and (iii) the remaining 46,000 stock options on April 3, 2026;

●

120,000 stock options as consideration for his service as the Chair of the Mergers and Acquisitions and Investment Committee of the Board, with an exercise price of $0.236 per share and the following vesting schedule: (i) 40,000 stock options on April 3, 2024, (ii) 40,000 stock options on April 3, 2025, and (iii) the remaining 40,000 stock options on April 3, 2026;

On May 25,2023, the Board decided to amend its policy concerning non-employee director compensation to remove the cash compensation portion and only issue stock options. On May 25, 2023 the Board granted the following stock options under the 2022 Plan to non-employee directors as consideration for their service on the Board:

●

300,000 stock options to Chad Bronstein with an exercise price of $0.21 per share and the following vesting schedule: (i) 100,000 stock options on January 2, 2024, (ii) 100,000 stock options on January 2, 2025, and (iii) the remaining 100,000 stock options on January 2, 2026;

●

450,000 stock options to Ronald Dissinger with an exercise price of $0.21 per share and the following vesting schedule: (i) 150,000 stock options on May 25, 2024, (ii) 150,000 stock options on May 25, 2025, and (iii) the remaining 150,000 stock options on May 25, 2026.

●

450,000 stock options to Paul Norman with an exercise price of $0.21 per share and the following vesting schedule: (i) 150,000 stock options on January 2, 2024, (ii) 150,000 stock options on January 2, 2025, and (iii) the remaining 150,000 stock options on January 2, 2026.

●

190,000 stock options to Gregg Reichman with an exercise price of $0.21 per share and the following vesting schedule: (i) 63,334 stock options on January 2, 2024, (ii) 63,333 stock options on January 2, 2025, and (iii) the remaining 63,333 stock options on January 2, 2026.

●

450,000 stock options to Clive Sirkin with an exercise price of $0.21 per share and the following vesting schedule: (i) 150,000 stock options on January 2, 2024, (ii) 150,000 stock options on January 2, 2025, and (iii) the remaining 150,000 stock options on January 2, 2026.

In addition to cash and stock-based compensation, non-employee directors are reimbursed for their out-of-pocket expenses, in accordance with our reimbursement policies, incurred in attending meetings of the Board of Directors and committee meetings and conferences with our management. We also maintain liability insurance for all of our directors and executive officers.

PAY VERSUS PERFORMANCE

The table below shows for 2023 and 2022 the “total” compensation for Mark Murry our principal executive officer (“PEO”) until June 23, 2023, and David Knight, our current PEO and our other Named Executive Officers from the Summary Compensation Table above; the “Compensation Actually Paid” to those officers calculated using rules required by the SEC; our total shareholder return; and our net income. “Compensation Actually Paid” does not represent the value of shares received by the officers during the year, but rather is an amount calculated under Item 402(v) of Regulation S-K.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually paid to Non-PEO NEOs (2)($)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($) (3)	Net loss (In thousands) ($) (4)
2023	2,233,531	1,921,531	192,940	185,007	55	(4,854)
2022	405,595	361,845	210,842	194,084	36	(6,404)

(1)  Includes total compensation of $879,801 and $405,595 for Mark Murray for the years ended December 3, 2023 and 2022, respectively, and total compensation of $1,353,731 for David Knight during the year ended December 31, 2023.

(2) Reflects compensation actually paid to our PEO and non-PEO NEOs in 2023 and 2022, consisting of the respective amounts set forth in column (b) and (d) of the table above, adjusted as set forth in the following table, as determined in accordance with SEC rules:

	2023 – PEO ($) (5)	2022 – PEO ($)	2023-Non-PEO NEOs ($)	2022 -Non-PEO NEOs ($)
Summary Compensation Table (“SCT”) Total Compensation	2,233,531	405,595	192,940	210,842
Deduct: Amounts Reported under the "Option Awards" and Equity Awards Columns in the SCT	(1,640,000)	-	(23,040)	(25,000)
Add: Fair Value of Awards Granted during the year that Remain Unvested as of Year-end	1,328,000	-	23,040	25,000
Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding & Unvested as of Year-end	-	-	(6,500)	-
Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	-	(43,750)	(1,433)	(16,758)
Compensation Actually Paid	1,921,531	361,845	185,007	194,084

(3) For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of the Company for the measurement periods ending on December 31, 2023, and December 31, 2022.

(4) Reflects “Net loss” in the Company’s Consolidated Statements of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and December 31, 2022.

(5) Includes $468,000 in aggregate grant date fair value of RSUs granted to Mark Murray and $1,172,000 in aggregate grant date fair value of Stock Options granted to David Knight, minus $156,000 in aggregate grant date fair value of unvested RSUs held by Mark Murray at December 31, 2023 and $1,172,000 in aggregate grant date fair value of unvested Stock Options held by David Knight at December 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There were no transactions since January 1, 2023, nor are there any proposed transactions as of the date of this Proxy Statement, as to which the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest other than the equity and other compensation, termination and other arrangements which are described above under the headings “Director Compensation” and “Executive Compensation.”

The Board of Directors, upon the recommendation of the Audit Committee, has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers are expected to disclose to our principal financial officer (or, if the transaction involves the principal financial officer, to the CEO) (either, as applicable, the “Designated Officer”) the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. For purposes of our policy, a related person transaction is generally defined as any transaction involving a related person as defined under Item 404(a) of Regulation S-K, the SEC's related person transaction disclosure rule, without regard to a dollar threshold for such transaction.

If the Designated Officer determines that the transaction is a related person transaction under our policy, the Designated Officer will notify the Chair of the Audit Committee and submit the transaction to the Audit Committee, which will review and determine whether to approve or ratify the transaction.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including:

●	the extent of the related person's interest in the transaction;

●	whether the terms are comparable to those generally available in arm's-length transactions; and

●	whether the related person transaction is consistent with the best interests of the Company.

The related person involved in the related person transaction may participate in the approval/ratification process only to provide additional information as needed for the Audit Committee's review. If any related person transaction is not approved or ratified by the Audit Committee, the Audit Committee may take such action in respect of the transaction as it may deem necessary or desirable in the best interests of the Company and its shareholders. If any related person transaction is ongoing or is part of a series of transactions, the Audit Committee may establish guidelines as necessary to appropriately review the ongoing related person transaction. After initial approval/ratification of the transaction, the Audit Committee will review the related person transaction on a regular basis (at least annually).

The Audit Committee is authorized to administer our related person transactions policy, and may amend, modify and interpret the policy as it deems necessary or desirable. Any material amendments or modifications to the policy will be reported to the full Board of Directors at its next regularly scheduled meeting. In addition, the Audit Committee will conduct a regular review and assessment of the policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of August 21, 2024 certain information regarding the beneficial ownership of our outstanding common stock by the following persons or groups:

●	each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

●	the Named Executive Officers identified in the Summary Compensation Table above;

●	each of our directors; and

●	all of our directors and executive officers as a group.

As of August 21, 2024, there were 115,168,173 shares of common stock issued and outstanding. Unless otherwise indicated, each person's address is c/o Jones Soda Co., 4786 1st Avenue South,3 Suite 103, Seattle, WA 98134.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of August 3, 2024, are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated and subject to community property laws where applicable, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

	Beneficial Ownership of Common Stock (1)
Name and Address of Beneficial Owner	No. of Shares		Securities Currently Exercisable or Within 60 Days		Total Beneficial Ownership		Percent of Total
5% Owners
Heavenly Rx Ltd.	9,000,000		—		9,000,000		7.8%
SOL Verano Blocker 1 LLC	13,586,710	(2)	—		13,586,710		11.8%
Executive Officers and Directors
Mark Murray, Director	1,796,191		718,096	(3)	2,521,287		2.2%
Joe Culp, Director of Finance, Interim Chief Financial Officer	—		150,625		150,625		*
Clive Sirkin, Director	2,290,908		877,721	(4)	3,168,629		2.7%
Paul Norman, Director	2,155,849		1,097,721	(5)	3,253,570	(6)	2.8%
Gregg Reichman, Director	1,125,968		295,683	(7)	1,421,651		1.2%
Ronald Dissinger, Director	290,697		145,349	(8)	436,046		*
David Knight, President and Chief Executive Officer	—		1,333,333	(9)	1,333,333		1.1%
All current directors and executive officers as a group (9 persons)(10)	7,659,613		4,618,528		12,278,141		10.3%

* Less than one percent
(1) The table is based upon information supplied by such principal shareholders, executive officers and directors.

(2) Includes 281,345 shares of the Company’s common stock held directly by SOL Global Investments Corp. (“SOL Global”) and 13,305,365 shares of common stock held by SOL Verano Blocker 1 LLC, a wholly-owned subsidiary of SOL Global. Based on a Form 4 filed with the SEC on March 21, 2024.

(3) Consists of 100,000 stock options with an exercise price of $0.59 per share, 500,000 stock options with an exercise price of $0.165 per share, and 118,096 restricted stock units that vest on September 30, 2024

(4) Consists of 150,000 stock options with an exercise price of $0.209 per share, 360,000 stock options with an exercise price of $0.26 per share, 37,037 stock options with an exercise price of $0.675 per share, 104,690 stock options with an exercise price of $0.2388, per share, 80,645 stock options with an exercise price of $0.31 per share, and 145,349 restricted stock units that vest on September 30, 2024.

(5) Consists of 150,000 stock options with an exercise price of $0.209 per share, 580,000 stock options with an exercise price of $0.26 per share, 37,037 stock options with an exercise price of $0.675 per share, 104,690 stock options with an exercise price of $0.2388, per share, 80,645 stock options with an exercise price of $0.31 per share, and 145,349 restricted stock units that vest on September 30, 2024.

(6) The securities are owned by Paul Timothy Norman Trust. Paul Norman is the Trustee of Paul Timothy Norman Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(7) Consists of 87,000 stock options with an exercise price of $0.236 per share, 63,334 stock options with an exercise price of $0.209, and 145,349 restricted stock units that vest on September 30, 2024.

(8) Consists of 145,349 restricted stock units that vest on September 30, 2024.

(9) Consists of 1,333,333 stock options with an exercise price of $0.2135 per share.

(9) Consists of Messrs. Norman, Sirkin, Reichman, Murray, Dissinger, Bittner, Goldner, Knight, and Culp.

LEGAL MATTERS

Unless otherwise indicated, Sheppard, Mullin, Richter, & Hampton LLP, Los Angeles, California will pass upon the validity of the shares of the Resale Shares to be sold in this offering.

EXPERTS

Berkowitz Pollack Brant Advisors + CPAs, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K for the year ended December 31, 2023, as set forth in their report dated April 1, 2024, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Berkowitz Pollack Brant Advisors + CPAs’ report, given on their authority as experts in accounting and auditing.

Armanino LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2022, included in our Annual Report on Form 10-K for the year ended December 31, 2023, as set forth in their report dated March 29, 2023, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Armanino LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Resale Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Resale Shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Jones Soda Co. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at Jones Soda Co., 4786 1st Avenue South, Suite 103, Seattle, Washington 98134 or telephoning us at (206) 624-3357.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

17,155,400 Shares of Common Stock

PROSPECTUS

, 2024

PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees	$1,064
Accounting fees and expenses	$7,500
Legal fees and expenses	$50,000
Blue sky fees	$5,000
Miscellaneous	$3,000
Total	$66,564

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Amended and Restated Bylaws provide that we may indemnify and advance any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company to the fullest extent permitted under Washington law.

Under RCW Section 23B.08.510, we may indemnify a director in his or her capacity as a director against liability incurred in a proceeding if (a) the person acted in good faith, (b) the person had no reasonable cause to believe the person’s conduct was unlawful and (c) the person reasonably believed that the person’s conduct was in the best interests of the Company or not opposed to the Company’s best interests. The Company may also pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of a proceeding if: (i) the director provides written affirmation of the director’s good faith belief that he or she has met the standard of conduct under RCW Section 23B.08.510 and (ii) the director provides a written undertaking to repay the advance if it is ultimately determined that the director did not meet such standard of conduct.

Under Section 23B.08.520, we are obligated to indemnify a director of the Company if such director was wholly successful in the defense of any proceeding to which the director was a party by reason of being a director of the Company, against reasonable expenses incurred by the director in connection with the proceeding. However, we may not indemnify a director in connection with a proceeding (a) in which the director was adjudged liable to the corporation or (b) charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Under RCW 23B.08.570, we are obligated to indemnify an officer of the Company who is not a director pursuant to RCW 23B.08.520, and such officer is entitled to apply for court-ordered indemnification under RCW 23B.08.540. Under Washington law, we may indemnify and advance expenses to an officer, employee or agent of the Company who is not a director to the same extent as a director.

If authorized by a resolution adopted or ratified, before or after the event, by our shareholders, we have the power to indemnify or agree to indemnify a director made a party to a proceeding, or obligate ourself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations contained our Amended and Restated Bylaws (other than as set forth below); provided that no such indemnity shall indemnify any director from or on account of: (i) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (ii) conduct of the director finally adjudged to be an unlawful distribution under RCW 23B.08.310; or (iii) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

The Company is not aware of any current or threatened litigation or proceeding that may result in a claim for indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

2024

On July 26, 2024, we issued 7,535,000 units (the “2024 Units”) at $0.40 per 2024 Unit, for aggregate gross proceeds of $3,013,960 (the “First Offering Tranche”), with each 2024 Unit being composed of: (i) one (1) share of our common stock; and (ii) one‐half (1/2) of one detachable share purchase warrant (each whole warrant, a “2024 Warrant”). Each whole 2024 Warrant will be exercisable into one share of our common stock (each, a “2024 Warrant Share”) at a price of $0.50 per 2024 Warrant Share for a period of 24 months from the date of issuance, subject to us having the right at our option to accelerate the expiry date of the 2024 Warrants to the date that is 30 days following delivery of a notice of acceleration to holders of the 2024 Warrants if at any time the closing price of the shares of our common stock on the OTCQB or other stock exchange or over-the-counter market in the United States or on the Canadian Securities Exchange (the “CSE”) exceeds $0.80 (for the purposes of the CSE, the equivalent in Canadian dollars based on the daily exchange rate published by the Bank of Canada) for a period of five (5) consecutive trading days (the “Warrant Exercise Period”). Each whole 2024 Warrant may be exercised anytime during the Warrant Exercise Period upon the voluntary election to exercise by the holder of the 2024 Warrant.

On July 31, 2024, we issued an additional 1,600,000 2024 Units at $0.40 per 2024 Unit, for aggregate gross proceeds of $640,000 (the “Second Offering Tranche”).

On August 21, 2024, we issued an additional 1,875,000 2024 Units at $0.40 per 2024 Unit, for aggregate gross proceeds of $750,000, of which $500,000 was cash (the “Third Offering Tranche”, and together with the First Offering Tranche and Second Offering Tranche, the “2024 Offering”).

The 2024 Units were offered and sold in the 2024 Offering: (i) in the United States to accredited investors in reliance on Rule 506(b) of Regulation D under the Securities Act; and (ii) outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

2023

On September 15, 2023, we issued 200,000 shares of our common stock upon the exercise of outstanding warrants, at an exercise price of $0.046 per share ($0.0602 Canadian) for aggregate proceeds of $9,200. The issuances of these common shares were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

2022

On February 9, 2022, we issued $3,000,000 in aggregate principal amount of 3.00% unsecured convertible debentures (the “Contingent Convertible Debentures”), which were convertible into units of the Company (each a “Jones Unit”) at a conversion price of $0.50 per Jones Unit, with each Jones Unit consisting of one share of our common stock and one share purchase special warrant (each a “Jones Special Warrant”). Each Jones Special Warrant will be exercisable into one share of our common stock at a price of $0.625 per share for a period of 24 months from the date of issuance, conditional upon the Company increasing our authorized capital to an amount to cover the shares of our common stock issuable pursuant to all of the outstanding Jones Special Warrants as well as the other shares of our common stock issuable pursuant to the then outstanding convertible/exercisable securities of the Company. The Contingent Convertible Debentures were automatically convertible into Jones Units upon the Company increasing its authorized capital to an amount to cover the shares of common stock issuable pursuant to all of the outstanding Contingent Convertible Debentures as well as all of the other then outstanding convertible/exercisable securities of Jones (a “Conversion Event”). The Contingent Convertible Debentures are only convertible into Jones Units upon the occurrence of a Conversion Event.

The Contingent Convertible Debentures were to mature on February 9, 2023 and began to accrue interest a rate of 3.00% commencing on April 1, 2022,

The issuance of the Contingent Convertible Debentures was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder for sales to persons in the United States and under Rule 903 of Regulation S promulgated under the Securities Act for sales to persons outside of the United States.

On February 15, 2022, we issued an aggregate of 20,000,048 shares of our common stock in connection with the completion of the acquisition of all the issued and outstanding common shares of Pinestar Gold Inc. (“Pinestar”) by way of by way of a plan of arrangement under the Business Corporations Act (British Columbia) (the “Plan of Arrangement”). In connection with the Plan of Arrangement, Pinestar completed an offering of subscription receipts offering for aggregate gross proceeds of $8,000,000, at a price per subscription receipt equal to $0.50. As part of the closing of the Plan of Arrangement, each subscription receipt automatically converted into one Pinestar Share and one new common share purchase warrant of Pinestar, which were then immediately exchanged for shares of our common stock and warrants to acquire shares of our common stock based on a one-for-one basis. As a result, on February 15, 2022, we issued an aggregate of 20,000,048 shares of our common stock and warrants to purchase 16,000,000 shares of our common stock in connection with such exchange. Additionally, an aggregate of 1,674,808 warrants previously issued by Pinestar were exchanged for equivalent warrants of the Company in the Plan of Arrangement. The issuance of our shares of common stock and our warrants pursuant to the Plan of Arrangement was exempt from the registration requirements pursuant to Section 3(a)(10) of the Securities Act.

The closing of the Plan of Arrangement on February 15, 2022 also resulted in the automatic conversion of a $2,000,000 unsecured convertible debenture previously issued to SOL Verano Blocker 1 LLC into an aggregate of 4,025,035 shares of our common stock and 4,025,035 Jones Special Warrants at a conversion price of $0.50 per Jones Share and Jones Special Warrant. The issuance of the shares to the holders of Pinestar Shares (including Pinestar Shares received upon the conversion of the Subscription Receipts) in the Plan of Arrangement was exempt from the registration requirements under the Securities Act pursuant to Section 3(a)(10) of the Securities Act, which exempts from the registration requirements under the Securities Act any securities that are issued in exchange for one or more bona fide outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court expressly authorized by law to grant such approval.

On May 12, 2022, an aggregate of $3,011,096 in Contingent Convertible Debentures (including interest accrued thereon) were converted into an aggregate of 6,022,192 units, with each unit consisting of one share of common stock and one Jones Special Warrant to purchase one share of common stock at an exercise price of $0.625 per share. The issuance of the shares of our common stock upon the conversion of Contingent Convertible Debentures was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder for sales to persons in the United States and under Rule 903 of Regulation S promulgated under the Securities Act for sales to persons outside of the United States.

In August 2022, we issued 1,400,000 shares of common stock to Steinbrenner Racing LLC and 400,000 shares to DeFrancesco Motorsports related to a sponsorship agreement. The issuances of these common shares were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder for sales to persons in the United States and under Rule 903 of Regulation S promulgated under the Securities Act for sales to persons outside of the United States.

2021

On July 14, 2021, the Company issued a unsecured convertible debenture in the principal amount of $2,000,000 to SOL Verano Blocker 1 LLC that is convertible into units of the Company at a conversion price of $0.50 per unit with each unit consisting of one share of the Company’s common stock and one share purchase special warrant of the Company with an exercise price of $0.625 per share of our common stock for a period of 24 months from the date of issuance, conditional upon the Company increasing our authorized capital to an amount to cover the shares of our common stock issuable pursuant to all of the outstanding special warrants as well as the other shares of our common stock issuable pursuant to the then outstanding convertible/exercisable securities of the Company. The issuance of this debenture was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedule

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

3.1

Articles of Incorporation of Jones Soda Co. (Previously filed as, and incorporated herein by reference to, Exhibit 3.1 to our annual report on Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 30, 2001; File No. 333-75913).

3.2

Amended and Restated Bylaws of Jones Soda Co. (Previously filed with, and incorporated herein by reference to, Exhibit 3.1 to our quarterly report on Form 10-Q, filed on November 8, 2013; File No. 000-28820).

3.3	Articles of Amendment to Articles of Incorporation of Jones Soda Co. dated May 16, 2022. File No. 333-265598).
4.1	Form of Registration Rights Agreement (Previously filed with, and incorporated herein by reference to, Exhibit 10.3 to our current report on Form 8-K, filed on March 27, 2018; File No. 000-28820).
4.2

Registration Rights Agreement dated July 14, 2021 between Jones Soda Co. and SOL Verano Blocker 1 LLC (Previously filed with, and incorporated herein by reference to, Exhibit 10.2 to our Current Report on Form 8-K, filed on July 20, 2021; File No. 000-28820).

4.3

Registration Rights Agreement dated February 9, 2022 between Jones Soda Co. and the holders of the Contingent Convertible Debentures (Previously filed with, and incorporated herein by reference to, Exhibit 10.2 to our Current Report on Form 8-K, filed on February 15, 2022; File No. 000-28820).

4.4	Form of Registration Rights Agreement (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our current report on Form 8-K, filed on August 1, 2024; File No. 000-28820).
4.5	Form of Warrant (Previously filed with, and incorporated herein by reference to, Exhibit 10.2 to our current report on Form 8-K, filed on August 1, 2024; File No. 000-28820).
5.1	Opinion of Sheppard Mullin Richter & Hampton LLP (Filed herewith)
10.1*

Recission Agreement dated December 30, 2022, between Jones Soda Co. and Mark Murray (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our current report on Form 8-K, filed on January 6, 2023; File No. 000-28820).

10.2*

Release of Claims Agreement dated June 8, 2023, between the Company and Mark Murray (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our current report on Form 8-K, filed on June 13, 2023; File No. 000-28820).

10.3*

Employment Agreement dated June 8, 2023, between the Company and David Knight (Previously filed with, and incorporated herein by reference to, Exhibit 10.2 to our current report on Form 8-K, filed on June 13, 2023; File No. 000-28820).

10.4*	Jones Soda Co. 2011 Incentive Plan. (Previously filed with, and incorporated herein by reference to, Annex A to our Definitive Proxy Statement on Schedule 14A, filed on April 12, 2011, File No. 000-28820).
10.5*	Jones Soda Co. 2022 Omnibus Equity Incentive Plan (Previously filed with, and incorporated herein by reference to, Annex B to our Definitive Proxy Statement on Schedule 14A, filed on April 1, 2022, File No. 000-28820).
10.6*

Form of Restricted Stock Unit Award Agreement under the Jones Soda Co. 2022 Omnibus Equity Incentive Plan (Previously filed with, and incorporated herein by reference to, Exhibit 10.6 to our annual report on Form 10-K, filed on April 1, 2024; File No. 000-28820).

10.7*	Form of Stock Option Award Agreement under the Jones Soda Co. 2022 Omnibus Equity Incentive Plan
10.8*

Employment Offer Letter dated February 27, 2024, between Jones Soda Co. and Eric A. Bittner (Previously filed with, and incorporated herein by reference to, Exhibit 10.8 to our annual report on Form 10-K, filed on April 1, 2024; File No. 000-28820).

10.9*

Employment Agreement dated October 23, 2023, between Jones Soda Co. and Jerry Goldner (Previously filed with, and incorporated herein by reference to, Exhibit 10.9 to our quarterly report on Form 10-K, filed on April 1, 2024; File No. 000-28820).

10.10

Secured Loan Facility dated May 17, 2024, between the Company and Amerisource Funding Inc. (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our annual report on Form 10-Q, filed on August 14, 2024; File No. 000-28820).

21.1	Subsidiaries of the Registrant (Previously filed with and incorporated herein by reference to, our annual report on Form 10-K, filed April 1, 2024; File No. 000-28820)
23.1	Consent of Armanino LLP (Filed herewith)
23.2	Consent of Berkowitz Pollack Brant Advisors + CPAs (Filed herewith)
23.3	Consent of Sheppard Mullin Richter & Hampton LLP. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
107	Filing Fees Table (Filed herewith)

*	Management contract or compensatory plan or arrangement.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington on the 23rd day of August, 2024.

JONES SODA CO.

By:	/s/ David Knight
David Knight
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Knight, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ David Knight	Chief Executive Officer, President	August 23, 2024
David Knight	(Principal Executive Officer)

/s/ Joe Culp	Interim Chief Financial Officer, Director of Finance (Principal Financial and Accounting Officer)	August 23, 2024
Joe Culp

/s/ Paul Norman	Director	August 23, 2024
Paul Norman

/s/ Mark Murray	Director	August 23, 2024
Mark Murray

/s/ Clive Sirkin	Director	August 23, 2024
Clive Sirkin

/s/ Gregg Reichman	Director	August 23, 2024
Greg Reichman

/s/ Ronald Dissinger	Director	August 23, 2024
Ronald Dissinger